================================================================================











                          AGREEMENT AND PLAN OF MERGER

                                      among

                            KIMCO REALTY CORPORATION,

                                 REIT SUB, INC.

                                       and

                              THE PRICE REIT, INC.

                          Dated as of January 13, 1998














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                                TABLE OF CONTENTS


                                    ARTICLE 1

THE MERGER...................................................................  1
        1.1.   The Merger....................................................  1
        1.2.   The Closing...................................................  2
        1.3.   Effective Time................................................  2

                                    ARTICLE 2

CHARTER AND BYLAWS OF THE SURVIVING CORPORATION..............................  2
        2.1.   Charter.......................................................  2
        2.2.   Bylaws........................................................  2

                                    ARTICLE 3

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION..........................  3
        3.1.   Directors.....................................................  3
        3.2.   Officers......................................................  3

                                    ARTICLE 4

PRICE REIT STOCK.............................................................  3
        4.1.   Conversion of the Price REIT Stock............................  3
        4.2.   Exchange of Certificates Representing Price REIT
               Common Stock..................................................  5

                                    ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PRICE REIT.................................  8
        5.1.    Existence; Good Standing; Authority; Compliance
                With Law.....................................................  8
        5.2.    Authorization, Validity and Effect of Agreements.............  9
        5.3.    Capitalization...............................................  9
        5.4.    Subsidiaries................................................. 10
        5.5.    Other Interests.............................................. 10
        5.6.    No Violation................................................. 10
        5.7.    SEC Documents................................................ 11
        5.8.    Litigation................................................... 12
        5.9.    Absence of Certain Changes................................... 12
        5.10. Taxes.......................................................... 13
        5.11. Books and Records.............................................. 14
        5.12. Properties..................................................... 14
        5.13. Environmental Matters.......................................... 16
        5.14. Employee Benefit Plans......................................... 16
        5.15. Labor Matters.................................................. 17
        5.16. No Brokers..................................................... 17
        5.17. Opinion of Financial Advisor................................... 18

        5.18. Kimco Stock Ownership.......................................... 18
        5.19. Related Party Transactions..................................... 18

                                        i

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        5.20. Contracts and Commitments...................................... 18
        5.21. Leases......................................................... 19
        5.22. Investment Company Act of 1940................................. 19
        5.23. Development Rights............................................. 19
        5.24. Certain Payments Resulting From Transactions................... 19


                                    ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF KIMCO AND MERGER SUB  ..................... 20
        6.1.  Existence; Good Standing; Authority; Compliance
              With Law....................................................... 20
        6.2.  Authorization, Validity and Effect of Agreements............... 21
        6.3.  Capitalization................................................. 22
        6.4.  Subsidiaries................................................... 22
        6.5.  Other Interests................................................ 23
        6.6.  No Violation................................................... 23
        6.7.  SEC Documents.................................................. 23
        6.8.  Litigation..................................................... 24
        6.9.  Absence of Certain Changes..................................... 25
        6.10. Taxes.......................................................... 25
        6.11. Books and Records.............................................. 26
        6.12. Properties..................................................... 26
        6.13. Environmental Matters.......................................... 28
        6.14. Employee Benefit Plans......................................... 28
        6.15. Labor Matters.................................................. 29
        6.16. No Brokers..................................................... 29
        6.17. Opinion of Financial Advisor................................... 30
        6.18. Price REIT Stock Ownership..................................... 30
        6.19. Related Party Transactions..................................... 30
        6.20. Contracts and Commitments...................................... 30
        6.21. Leases......................................................... 30
        6.22. Investment Company Act of 1940................................. 31

                                    ARTICLE 7

COVENANTS.................................................................... 31
        7.1.  No Solicitation by Price REIT.................................. 31
        7.2.  No Solicitation by Kimco....................................... 33
        7.3.  Conduct of Businesses.......................................... 35
        7.4.  Meetings of Stockholders....................................... 39
        7.5.  Filings; Other Action.......................................... 41
        7.6.  Inspection of Records.......................................... 41
        7.7.  Publicity...................................................... 41
        7.8.  Registration Statement......................................... 41

        7.9.  Listing Application............................................ 42
        7.10. Assumption of Debt and Leases.................................. 43
        7.11. Affiliates of Price REIT....................................... 43
        7.12. Expenses....................................................... 44
        7.13. Indemnification................................................ 44
        7.14. Employees...................................................... 45
        7.15. Reorganization................................................. 46


                                       ii

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        7.16. Advice of Changes.............................................. 47
        7.17. Disqualifying Event............................................ 47
        7.18. Governance..................................................... 47

                                    ARTICLE 8

CONDITIONS................................................................... 47
        8.1.  Conditions to Each Party's Obligation to
              Effect the Merger.............................................. 47
        8.2.  Conditions to Obligations of Price REIT to
              Effect the Merger.............................................. 48
        8.3.  Conditions to Obligation of Kimco and Merger
              Sub to Effect the Merger....................................... 49

                                    ARTICLE 9

TERMINATION.................................................................. 51
        9.1.  Termination by Mutual Consent.................................. 51
        9.2.  Termination by Either Kimco or Price REIT...................... 51
        9.3.  Termination by Price REIT...................................... 51
        9.4.  Termination by Kimco........................................... 52
        9.5.  Certain Fees and Expenses Upon Effect
              of Termination and Abandonment................................. 52
        9.6.  Extension; Waiver.............................................. 56

                                   ARTICLE 10

GENERAL PROVISIONS........................................................... 56
        10.1. Nonsurvival of Representations, Warranties
                and Agreements............................................... 56
        10.2. Notices........................................................ 56
        10.3. Assignment; Binding Effect; Benefit............................ 57
        10.4. Entire Agreement............................................... 57
        10.5. Confidentiality................................................ 57
        10.6. Amendment...................................................... 59
        10.7. Governing Law.................................................. 59
        10.8. Counterparts................................................... 59
        10.9. Headings....................................................... 59
        10.10. Interpretation................................................ 59

        10.11. Extension; Waiver.  .......................................... 60
        10.12. Incorporation................................................. 60
        10.13. Severability.................................................. 60
        10.14. Enforcement of Agreement...................................... 60
        10.15. Definitions................................................... 60

SCHEDULE 6.2.................................................................S-1

Exhibit A      FORM OF ARTICLES SUPPLEMENTARY
Exhibit B      FORM OF AFFILIATE LETTER
Exhibit C      FORM OF OPINION OF BROWN & WOOD LLP
Exhibit D      FORM OF OPINION OF GIBSON, DUNN & CRUTCHER LLP

                          AGREEMENT AND PLAN OF MERGER


        AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 13, 1998, among Kimco Realty Corporation, a Maryland corporation ("Kimco"), REIT Sub, Inc., a Maryland corporation and a wholly owned subsidiary of Kimco ("Merger Sub"), and The Price REIT, Inc., a Maryland corporation ("Price REIT").


                                    RECITALS


        A. The Board of Directors of Kimco and the Board of Directors of Price REIT have both determined that a business combination between Kimco and Price REIT is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

        B. For federal income tax purposes, it is intended that the merger provided for herein shall qualify as a reorganization within the meaning of
Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and for financial accounting purposes shall be accounted for as a "purchase."

        C. Each of Kimco and Price REIT has received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

        D. Kimco, Merger Sub and Price REIT desire to make certain representations, warranties and agreements in connection with the merger.

        NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:


                                    ARTICLE 1

                                   THE MERGER

        1.1. The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3), Price REIT shall be merged with and into Merger Sub in accordance with this Agreement and the separate corporate existence of Price REIT shall thereupon cease (the "Merger"). Merger Sub shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in Section 3-114 of the Maryland General Corporation Law (the "MGCL").

        1.2. The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Brown & Wood LLP, One World Trade Center, New York, New York, at 9:00 a.m., local time, on the third business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith or (b) at such other time, date or place as Kimco and Price REIT may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date." As used herein, "business day" shall mean a day on which banks are not required or authorized to close in The City of New York.

        1.3. Effective Time. If all the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause Articles of Merger meeting the requirements of the MGCL to be properly executed, verified and delivered for filing in accordance with the MGCL on the Closing Date. The Merger shall become effective upon the later of the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland (the "SDAT") in accordance with the MGCL or at such later time which the parties hereto shall have agreed upon and designated in the Articles of Merger in accordance with the MGCL as the effective time of the Merger (the "Effective Time").


                                    ARTICLE 2

                 CHARTER AND BYLAWS OF THE SURVIVING CORPORATION

        2.1. Charter. The Charter of Merger Sub in effect immediately prior to the Effective Time shall be the Charter of the Surviving
Corporation, until duly amended in accordance with applicable law; provided that, as of the Effective Time, Article Second of such Charter shall be amended to read in its entirety as follows: "The name of the corporation (which is hereinafter called the "Corporation") is: The Price REIT, Inc."

        2.2. Bylaws. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

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                                    ARTICLE 3

               DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

        3.1. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time.

        3.2. Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time.


                                    ARTICLE 4

                                PRICE REIT STOCK

        4.1. Conversion of the Price REIT Stock.
             ----------------------------------

        (a) At the Effective Time, each share of the Common Stock, par value $.01 per share, of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and shall represent one share of Common Stock, par value $.01 per share, of the Surviving Corporation.

        (b) At the Effective Time, each share of common stock, par value $.01 per share, of Price REIT (the "Price REIT Common Stock"), issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, upon surrender of the certificate formerly representing such share (a "Certificate") in accordance with Section 4.2: (A) in the event that the sum of (i) the Kimco Average Closing Price (as hereinafter defined) and (ii) $10.00 (the sum being referred to herein as the "Notional Value") is less than or equal to $45.00: one share of Kimco Common Stock, par value $.01 per share (the "Kimco Common Stock"), plus a number of depositary shares (the "Kimco Depositary Shares"), each of which represents an interest in one-tenth of a share of Kimco Class D Cumulative Convertible Preferred Stock, par value $1.00 per share, having the terms and conditions specified on Exhibit A hereto (the "Kimco Class D Preferred Stock"), equal to a fraction, the numerator of which is $45.00 less the Kimco Average Closing Price and the denominator of which is $25.00; provided, however, that if the Kimco Average Closing Price is less than $33.75, each share of Price REIT Common Stock shall be converted into the right to receive 0.45 Kimco Depositary Shares plus a number of shares of Kimco Common Stock equal to a fraction, the numerator of which is $33.75 and the denominator of which is the Kimco Average Closing Price; and (B) if the Notional Value is greater than $45.00: one share of Kimco Common Stock plus a number of Kimco Depositary Shares equal to 0.4 minus a fraction, the numerator of which is the Notional Value less $45.00 and the denominator of which is $50.00; provided, however, that in no event shall the aggregate fractional number of Kimco Depositary Shares issued in respect of one share of Price REIT Common Stock be less than 0.36. As used herein, the "Kimco Average Closing Price" shall be the average of the closing sales prices of the Kimco Common Stock on the New York Stock Exchange (the "NYSE") as reported in The Wall Street Journal, or, if not reported thereby, by another authoritative source, during the twenty (20) consecutive trading days ending on and including the third trading day immediately preceding the date of the special meeting of Kimco's stockholders contemplated by Section 7.4 hereof. The Kimco Common Stock and the Kimco Depositary Shares to be received as consideration pursuant to the Merger by each holder of Price REIT Common Stock are referred to herein as the "Merger Consideration."

        (c) As a result of the Merger and without any action on the part of the holder thereof, all shares of Price REIT Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of Price REIT Common Stock shall thereafter cease to have any rights with respect to such shares of Price REIT Common Stock, except the right to receive, without interest, the Merger Consideration and cash in lieu of fractional shares of Kimco Common Stock and/or Kimco Depositary Shares in accordance with Sections 4.1(b) and 4.2(e) hereto upon the surrender of such Certificate.

        (d) Each share of Price REIT Common Stock issued and held in Price REIT's treasury at the Effective Time, if any, shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired and shall cease to exist without payment of any consideration therefor.

        (e) Each option (a "Price REIT Stock Option") to purchase shares of Price REIT Common Stock granted under the stock option agreements and under the Price REIT 1993 Stock Option Plan or the Price REIT 1996 Directors' Stock Option Plan (the "Price REIT Stock Option Plans") as set forth on Schedule 4.1(e) of the Price REIT Disclosure Letter (as hereinafter defined), which is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall be satisfied and cancelled, at the Effective Time, and, in the case of each such satisfied and cancelled Price REIT Stock Option, each holder thereof shall be entitled to receive from Kimco and Kimco shall deliver or shall cause to be delivered to such holder, as soon as practicable but in no event later than five business days following the Effective Time, a number of shares of the Kimco Common Stock and Kimco Depositary Shares in the same proportion as such stock is issued as Merger Consideration pursuant to Section 4.1(b) (the "Option Consideration") (and cash in lieu of fractional shares of Option Consideration) having a value equal to (A) the product of (i) the amount by which the value of the Merger Consideration payable per

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share of Price REIT Common Stock pursuant to Section 4.1(b), assuming such Price
REIT Stock Option had been exercised immediately prior to the Effective Time, exceeds the per share exercise price of such Price REIT Stock Option and (ii) the number of shares subject to such Price REIT Stock Option (the product of (i) and (ii) being the "Option Spread"), minus (B) the product of (i) the Option Spread and (ii) the sum of the Federal Withholding Rate and the State
Withholding Rate set forth opposite the name of such holder on Schedule 4.1(e) of the Price REIT Disclosure Letter (which sum will be provided to Kimco at least ten (10) business days prior to the Closing Date). The parties understand, acknowledge and agree that the reduction in the Option Consideration, described in Clause (B) of the previous sentence, is in full satisfaction of all federal and state employment and withholding tax requirements applicable to such holder, and that there shall be no reduction of any other compensation payable to such holder as a result of the cancellation of such Price REIT Stock Option. For each holder, Kimco shall remit to the Internal Revenue Service, in the manner required by the applicable withholding requirements, the product of (x) the Option Spread for such holder and (y) the percentage set forth under "Federal Withholding Rate" opposite the name of such holder on Schedule 4.1(e) of the Price REIT Disclosure Letter. For each holder, Kimco shall remit to the California Franchise Tax Board (or such other appropriate state authority) in the manner required by the applicable withholding requirements, the product of
(x) the Option Spread for such holder and (y) the percentage set forth under "State Withholding Rate" opposite the name of such holder on Schedule 4.1(e) of the Price REIT Disclosure Letter.

        (f) Prior to the Effective Time, Price REIT shall use its best efforts to (i) obtain any requisite consents or releases from holders of Price REIT Stock Options and (ii) make any amendments to the terms of the Price REIT Stock Option Plans or any award granted thereunder that are necessary to give effect to the transactions contemplated by Section 4.1(e). Notwithstanding any other provision of Section 4.1(e), delivery of the Option Consideration may be withheld in respect of any option or award contemplated by Section 4.1(e) until any necessary consents are obtained.

        4.2.   Exchange of Certificates Representing Price REIT
               ------------------------------------------------
               Common Stock.
               ------------

        (a) As of the Effective Time, Kimco shall deposit, or shall cause to be deposited, with an exchange agent selected by Kimco, which shall be Kimco's transfer agent or such other party reasonably satisfactory to Price REIT (the "Exchange Agent"), for the benefit of the holders of shares of Price REIT Common Stock, for exchange in accordance with this Article 4, certificates representing the Merger Consideration and cash in lieu of fractional shares of the Merger Consideration to be issued pursuant to Section 4.1 and paid pursuant to this Section 4.2 in exchange for outstanding shares of Price Common Stock.

        (b) Promptly after the Effective Time, Kimco shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Kimco may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the Merger Consideration and cash in lieu of fractional shares of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) certificates representing the number of whole shares of the Merger Consideration and (y) a check representing the amount of cash in lieu of fractional shares of the Merger Consideration, if any, and unpaid dividends and distributions, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article 4, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares of the Merger Consideration and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of Price REIT Common Stock which is not registered in the transfer records of Price REIT, certificates representing the proper number of shares of the Merger Consideration, together with a check for the cash to be paid in lieu of fractional shares of the Merger Consideration, may be issued to such a transferee if the Certificate representing shares of such Price REIT Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

        (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions on the Merger Consideration shall be paid with respect to any shares of Price REIT Common Stock represented by a Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of the Merger Consideration issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of the Merger Consideration and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of the Merger Consideration, less the amount of any withholding taxes which may be required thereon.

        (d) At and after the Effective Time, there shall be no transfers on the stock transfer books of Price REIT of the shares of Price REIT Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for certificates for whole shares of the Merger Consideration and cash in lieu of fractional shares of the Merger Consideration, if any, and unpaid dividends and distributions deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this
Article 4. Certificates surrendered for exchange by any person constituting an "affiliate" of Price REIT for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Kimco has received a written agreement from such person as provided in Section 7.11.

        (e) No fractional shares of the Merger Consideration shall be issued pursuant hereto. In lieu of the issuance of any fractional shares of the Merger Consideration pursuant to Section 4.1(b) cash adjustments will be paid to holders in respect of any fractional shares of the Merger Consideration that would otherwise be issuable, and the amount of such cash adjustment shall be equal to such fractional proportion of the Kimco Average Closing Price per share of Kimco Common Stock and of the liquidation preference per depositary share of Kimco Class D Preferred Stock, as applicable.

        (f) Any portion of the Merger Consideration held by the Exchange Agent (together with any cash in lieu of fractional shares of the Merger Consideration and the proceeds of any investments thereof) that remains unclaimed by the former stockholders of Price REIT one year after the Effective Time shall be delivered to the Surviving Corporation. Any former stockholders of Price REIT who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Corporation for payment of their shares constituting the Merger Consideration, cash in lieu of fractional shares of the Merger Consideration and unpaid dividends and distributions on the Merger Consideration deliverable in respect of each share of Price REIT Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.

        (g) None of Kimco, Price REIT, the Exchange Agent or any other person shall be liable to any former holder of shares of Price REIT Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration and cash in lieu of fractional shares of Kimco Class D Preferred Stock, and unpaid dividends and distributions on shares of the Merger Consideration as provided in Section 4.2(c), deliverable in respect thereof pursuant to this Agreement.

               (i) The holders of shares of Price REIT Common Stock shall not be entitled to appraisal rights as a result of the Merger.


                                    ARTICLE 5

                  REPRESENTATIONS AND WARRANTIES OF PRICE REIT

        Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Kimco, which shall refer to the relevant Sections of this Agreement (the "Price REIT Disclosure Letter"), Price REIT represents and warrants to Kimco as follows:

        5.1. Existence; Good Standing; Authority; Compliance With Law. Price REIT is a corporation duly incorporated, validly existing and in good standing under the laws of Maryland. Price REIT is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Price REIT and its Subsidiaries taken as a whole (a "Price REIT Material Adverse Effect"). Price REIT has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. Each of Price REIT's Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate, company or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Price REIT

Material Adverse Effect. Neither Price REIT nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which

Price REIT or any of its Subsidiaries or any of their respective properties or assets is subject, where such violation would have a Price REIT Material Adverse Effect. To the knowledge of the executive officers of Price REIT, Price REIT and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a Price REIT Material Adverse Effect. Copies of Price REIT's and its Subsidiaries' charter, bylaws, organization documents and partnership and joint venture agreements have been previously delivered or made available to Kimco and such documents are listed in the Price REIT Disclosure Letter and are true and correct. For the purposes of the immediately preceding sentence, the term "Subsidiary" shall include the entities set forth on Schedule 5.5 of the Price REIT Disclosure Letter.

        5.2. Authorization, Validity and Effect of Agreements. Price REIT has the requisite corporate power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement. Subject only to the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of holders of a majority of the outstanding shares of Price REIT Common Stock, the consummation by Price REIT of this Agreement and the transactions contemplated hereby has been duly authorized by all requisite corporate action on the part of Price REIT. This Agreement constitutes the valid and legally binding obligations of Price REIT, enforceable against Price REIT in accordance with its respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        5.3. Capitalization. The authorized capital stock of Price REIT consists of 25,000,000 shares of Price REIT Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share (the "Price REIT Preferred Stock"). As of January 12, 1998, there were 11,700,793 shares of Price REIT Common Stock issued and outstanding and no shares of Price REIT Preferred Stock issued and outstanding. Price REIT has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Price REIT on any matter. All such issued and outstanding shares of Price REIT Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Other than the Price REIT Stock Options, there are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Price REIT or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of Price REIT or any of its Subsidiaries. After the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock or other equity interest of Price REIT or the Surviving

Corporation pursuant to any Price REIT Benefit Plan (as defined in Section
5.14).

        5.4. Subsidiaries. Price REIT owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of Price REIT's Subsidiaries. Each of the outstanding shares of capital stock of or other equity interests in each of Price REIT's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Price REIT free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of Price REIT is set forth on the Price REIT Disclosure Letter, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the name of each stockholder or owner of an equity interest and the number of issued and outstanding shares of capital stock or share capital or percentage ownership for non-corporate entities held by it.

        5.5. Other Interests. Except for interests in the Price REIT Subsidiaries, neither Price REIT nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

        5.6. No Violation. Except as set forth on Schedule 5.6 of the Price REIT Disclosure Letter, neither the execution and delivery by Price REIT of this Agreement nor the consummation by Price REIT of the transactions contemplated hereby in accordance with the terms hereof, will (i) conflict with or result in a breach of any provisions of the charter or bylaws of Price REIT, (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or, except as otherwise contemplated by Section 4.1(e), accelerate vesting under, any of the Price REIT Stock Option Plans, or any grant or award made under any of the foregoing, (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Price REIT or its Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Price REIT or any of its Subsidiaries is a party, or by which Price REIT or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a

Price REIT Material Adverse Effect, or (iv) require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, other than the filings provided for in
Article 1, any filings required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act or applicable state securities and "Blue Sky" laws (collectively, the "Regulatory Filings") and filings with the NYSE, or such other filings which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Price REIT from performing its obligations under this Agreement in any material respect.

        5.7. SEC Documents. Price REIT has delivered or made available to Kimco each registration statement, report, proxy statement or information statement and all exhibits thereto prepared by it or relating to its properties (including registration statements covering mortgage pass-through certificates) since January 1, 1995, which are set forth on the Price REIT Disclosure Letter, each in the form (including exhibits and any amendments thereto) filed with the United States Securities and Exchange Commission (the "SEC") (collectively, the "Price REIT Reports"). The Price REIT Reports, which were filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by Price REIT under the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder (the "Securities Laws"). As of their respective dates, the Price REIT Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Price REIT included in or incorporated by reference into the Price REIT Reports (including the related notes and schedules) fairly presents the consolidated financial position of Price REIT and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Price REIT included in or incorporated by reference into the Price REIT Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Price REIT and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC. Except as and to the extent set forth on the consolidated balance sheet of Price REIT and its Subsidiaries at September 30, 1997, including all notes thereto, or as set forth in the Price REIT Reports, neither Price REIT nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Price REIT or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied other than any such liabilities or obligations that, individually or in the aggregate, would not have a Price REIT Material Adverse Effect.

        5.8. Litigation. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which Price REIT or any of its Subsidiaries is a party or by which any of its properties or assets are bound or, to the knowledge of Price REIT, to which any of its directors, officers, employees or agents is a party or by which any of their properties or assets are bound and (ii) no actions, suits or proceedings pending against Price REIT or any of its Subsidiaries or, to the knowledge of Price REIT, against any of its directors, officers, employees or agents or, to the knowledge of Price REIT, threatened in writing against Price REIT or any of its Subsidiaries or against any of its directors, officers, employees or agents, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clauses (i) or (ii) above are reasonably likely, individually or in the aggregate, to have a Price REIT Material Adverse Effect.

        5.9. Absence of Certain Changes. Except as disclosed in the Price REIT Reports filed with the SEC prior to the date hereof, since September 30, 1997, Price REIT and its Subsidiaries have conducted their business only in the ordinary course of such business and there has not been (i) any Price REIT Material Adverse Effect, (ii) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to the Price REIT Common Stock, (iii) any commitment, contractual obligation, borrowing, capital expenditure or transaction (each, a "Commitment") entered into by Price REIT or any of its Subsidiaries, other than Commitments made in the ordinary course of business none of which exceed $250,000 individually or $1,000,000 in the aggregate, or (iv) any material change in Price REIT's accounting principles, practices or methods.

        5.10. Taxes. (a) Price REIT and each of its Subsidiaries (i) has timely filed all federal, state, local and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all such taxes for such periods subsequent to the periods covered by such returns. The federal, state or local income or franchise tax returns of Price REIT and each of its Subsidiaries, have not been examined by the appropriate taxing authority, except for such examinations that, individually or in the aggregate, would not have a Price REIT Material Adverse Effect. Neither Price REIT nor any of its Subsidiaries has executed or filed with the Internal Revenue Service (the "IRS") or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes. Neither Price REIT nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by Price REIT and each of its Subsidiaries and all communications relating thereto have been delivered to Kimco or made available to representatives of Kimco. The most recent audited financial statements contained in the Price REIT Reports reflect an adequate reserve for all material Taxes payable by Price REIT and the Price REIT Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the date of such financial statements, Price REIT has incurred no liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation, any tax arising from a prohibited transaction described in
Section 857(b)(6) of the Code, and neither Price REIT nor any Price REIT Subsidiary has incurred any liability for Taxes other than in the ordinary course of business. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to Tax with respect thereto.

        (b) Price REIT (i) has elected to be taxed as a real estate investment trust (a "REIT") within the meaning of the Code commencing with its taxable year ended December 31, 1991, (ii) has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for all taxable years commencing with its taxable year ended December 31, 1991 through its taxable year ended December 31, 1997, (iii) has operated since December 31, 1997 to the date of this representation, and intends to continue to operate, in such a manner so as to qualify as a REIT for its taxable year ending the Closing Date, and (iv) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and to the knowledge of the executive officers of

Price REIT, no such challenge is pending or threatened. Price REIT represents that each of its corporate Subsidiaries is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code (as in effect prior to the enactment of the Taxpayer Relief Act of 1997), and that each partnership, limited liability company, joint venture or other legal entity in which Price REIT (either directly or indirectly) owns any of the capital stock or other equity interests thereof has been treated since its formation and continues to be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation.


        5.11. Books and Records.
              -----------------

        (a) The books of account and other financial records of Price REIT and its Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Price REIT Reports.

        (b) The minute books and other records of Price REIT and its Subsidiaries, have been made available to Kimco, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders, members and directors and any committees of the Board of Directors of Price REIT and its Subsidiaries.

        5.12. Properties. Price REIT and its Subsidiaries own fee simple title to, or hold ground leases in, each of the real properties identified in the Price REIT Disclosure Letter (the "Price REIT Properties"), which are all of the real estate properties owned or leased by them. The Price REIT Properties are not subject to any rights of way, written agreements (other than leases), laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (i) liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances") and Property Restrictions set forth in the Price REIT Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided such Property Restrictions do not adversely affect in any material respect the current use of the applicable property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been delivered or made available to Kimco), and (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Price REIT Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Price REIT and its Subsidiaries and which have arisen or been incurred only in the ordinary course of business. Valid policies of title insurance have been issued insuring Price REIT's or any of its Subsidiaries' fee simple title to the Price REIT Properties in amounts at least equal to the purchase price thereof, subject only to the matters set forth therein or disclosed above and on the Price REIT Disclosure Letter, and such policies are, at the date hereof, in full force and effect and there are no pending claims against any such policy. Any material certificate, permit or license from any governmental authority having jurisdiction over any of the Price REIT Properties and any agreement, easement or other right which is necessary to permit the material lawful use and operation of the buildings and improvements on any of the Price REIT Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress, which Price REIT has rights to, to and from any of the Price REIT Properties which are currently occupied has been obtained and is in full force and effect, and, to the best knowledge of Price REIT, there exists no pending threat of modification or cancellation of any of same. Price REIT is not in receipt of any written notice of any violation of any material federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Price REIT Properties issued by any governmental authority other than such violations which would not reasonably be expected to have a Price REIT Material Adverse Effect. To the knowledge of Price REIT, (A) there are no material structural defects relating to the Price REIT Properties, (B) there are no Price REIT Properties whose building systems are not in working order in any material respect (except for temporary and routine maintenance and operating systems failures which in any event are the subject of adequate pending repair procedures), (C) there is no physical damage to any Price REIT Property in excess of $100,000 for which there is no insurance in effect covering the cost of the restoration as of the date hereof, or (D) no current renovation or restoration to any Price REIT Property is underway or is being contemplated the cost of which exceeds $100,000, except as set forth in
Schedule 5.12 of the Price REIT Disclosure Letter. Neither Price REIT nor any of its Subsidiaries have received any written notice to the effect that (x) any condemnation or material rezoning proceedings are pending or threatened with respect to any of the Price REIT Properties or (y) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated in any material respect by the continued maintenance, operation or use of any buildings or other improvements on any of the Price REIT Properties as currently maintained, used or operated or by the continued maintenance, operation or use of the parking areas as currently maintained, used or operated. All work to be performed, payments to be made and actions to be taken by Price REIT or its Subsidiaries prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to the Price REIT Properties (e.g., Local Improvement District, Road Improvement District, Environmental Mitigation) has been performed, paid or taken, as the case may be, and Price REIT is not aware of any planned or proposed work, payments or actions that may be required after the date hereof pursuant to such agreements.

        5.13. Environmental Matters. To the actual knowledge of the executive officers of Price REIT, none of Price REIT, any of its Subsidiaries or any other person has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the Price REIT Properties, or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Price REIT Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a Price REIT Material Adverse Effect; and in connection with the construction on or operation and use of the Price REIT Properties, Price REIT and its Subsidiaries have not failed to comply with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials, except where the failure to so comply would not reasonably be expected to have a Price REIT Material Adverse Effect.

        5.14. Employee Benefit Plans. All employee benefits plans and other benefit programs, policies and arrangements covering employees of Price REIT and the Price REIT Subsidiaries (the "Price REIT Benefit Plans") are listed in the Price REIT Disclosure Letter. True and complete copies of the Price REIT Benefit Plans have been made available to Kimco. To the extent applicable, the Price REIT Benefit Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code, and any Price REIT Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified. No Price REIT Benefit Plan is or has been covered by Title IV of ERISA or Section 412 of the Code. Neither any Price REIT Benefit Plan nor any fiduciary thereof nor Price REIT has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Each Price REIT Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the knowledge of the executive officers of Price REIT, there are no pending or anticipated claims against or otherwise involving any of the Price REIT Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Price REIT Benefit Plan activities) has been brought against or with respect to any such Price REIT Benefit Plan, except for any of the foregoing which would not have a Price REIT Material Adverse Effect. All material contributions required to be made as of the date hereof to the Price REIT Benefit Plans have been timely made or provided for. Neither Price REIT nor any entity under "common control" with Price REIT within the meaning of ERISA Section 4001 has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). Price REIT does not maintain or contribute to any plan, program, policy or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits or supplemental pension benefits to any employee or former employee upon his retirement or termination of employment, except as required under Section 4890B of the Code, and Price REIT has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as disclosed in the Price REIT Reports, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or upon the occurrence of any additional subsequent events) constitute an event under any benefit plan, program, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee, director or consultant of Price REIT or any of its Subsidiaries.

        5.15. Labor Matters. Neither Price REIT nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Price REIT, threatened against Price REIT or any of its Subsidiaries relating to their business, except for any such proceeding which would not have a Price REIT Material Adverse Effect. To the knowledge of the executive officers of Price REIT, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Price REIT or any of its Subsidiaries.

        5.16. No Brokers. Price REIT has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Price REIT or Kimco to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Price REIT has retained Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") as its financial advisor, pursuant to an engagement letter dated November 20, 1997, a true and correct copy of which has been delivered to Kimco prior to the date hereof. Other than the foregoing arrangements, Price REIT is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

        5.17. Opinion of Financial Advisor. Price REIT has received the opinion of Merrill Lynch to the effect that, as of the date hereof, the Merger Consideration to be received by the holders of Price REIT Common Stock pursuant to the Merger is fair to such holders from a financial point of view.

        5.18. Kimco Stock Ownership. Neither Price REIT nor any of its Subsidiaries owns any shares of Kimco Common Stock or other securities convertible into any shares of Kimco Common Stock.

        5.19. Related Party Transactions. Set forth in the Price REIT Disclosure Letter is a list of all arrangements, agreements and contracts entered into by Price REIT or any of its Subsidiaries with any executive officer, director or family members or affiliates of such persons required to be disclosed in the Price REIT Reports (including reports and filings analogous to the Price REIT Reports prior to January 1, 1995) pursuant to the rules and regulations of the

SEC. The copies of such documents, all of which have previously been delivered or made available to Kimco, are listed on the Price REIT Disclosure Letter and are true and correct.

        5.20. Contracts and Commitments. The Price REIT Disclosure Letter or the Price REIT Reports set forth (i) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Price REIT Properties or personal property of Price REIT and its Subsidiaries and (ii) each Commitment entered into by Price REIT or any of its Subsidiaries which may result in total payments or liability in excess of $500,000, excluding tenant reimbursements and leases entered into in the ordinary course. Copies of the foregoing have been previously delivered or made available to Kimco, are listed on the Price REIT Disclosure Letter or included in the Price REIT Reports and are true and correct. Each of the contracts and Commitments described in the preceding sentence is in full force and effect; none of Price REIT or any of its Subsidiaries has received any notice of a default that has not been cured under any of the contracts and Commitments described in the preceding sentence or is in default respecting any payment obligations thereunder beyond any applicable grace periods; and, to Price REIT's knowledge, none of the other parties to such contracts and Commitments are in default with respect to any obligations, which individually or in the aggregate are material, thereunder. All joint venture agreements to which Price REIT or any of its Subsidiaries is a party are set forth on the Price REIT Disclosure Letter and Price REIT or its Subsidiaries are not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

        5.21. Leases.
              ------

        (a) The Price REIT Disclosure Letter sets forth a list of all Price REIT Properties that are subject to or encumbered by any non-residential lease accounting for 1% or more of Price REIT's rental revenues for the most recent period reflected in the financial statements included in the Price REIT Reports (a "Material Price REIT Lease") and, with respect to each such Material Price REIT Lease, sets forth the following information:

               (i)    the name of the lessee;

               (ii)   the expiration date of the lease;

            (iii) the amount (or method of determining the amount) of monthly rentals due under the lease; and

               (iv) with respect to any Material Price REIT Lease with a remaining term of less than 24 months, whether the lessee has notified

        Price REIT in writing of any intention not to renew, or seek to renew, the lease.

        (b) Except as set forth in the Price REIT Disclosure Letter, (i) all rental payments due under each Material Price REIT Lease have been paid during the period January 1, 1997 through November 30, 1997, and (ii) to Price REIT's knowledge, no lessee is in material default, and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material default by any lessee, under any Material Price REIT Lease.

        5.22. Investment Company Act of 1940. Neither Price REIT nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

        5.23. Development Rights. Set forth in the Price REIT Disclosure Letter is a list of all agreements entered into by Price REIT or any of its Subsidiaries relating to the development or construction of retail shopping center or other real estate properties. The copies of such agreements, all of which have previously been delivered or made available to Kimco, are listed on the Price REIT Disclosure Letter and are true and correct.

        5.24. Certain Payments Resulting From Transactions. Except as set forth in the Price REIT Disclosure Letter, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Price REIT Benefit Plan, policy, practice, agreement or other arrangement or any trust or loan (the "Employee Arrangements") that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee, director or consultant of Price REIT or any of its Subsidiaries or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Price REIT, Merger Sub or Kimco to amend or terminate any Employee Arrangement and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. Except as set forth in the Price REIT Disclosure Letter, no payment or benefit which will be required to be made pursuant to the terms of any agreement, commitment or Price REIT Benefit Plan, as a result of the transactions contemplated by this Agreement, to any officer, director or employee of Price REIT or any of its Subsidiaries, will be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(l) of the Code.

        5.25. State Takeover Statutes. Assuming that presently or at any time within two years prior to the date hereof (i) neither Kimco nor Merger Sub is or has been an "interested stockholder" of Price REIT, and (ii) neither Kimco nor

Merger Sub has been an "affiliate of an interested stockholder" of Price REIT, all within the meaning of Section 3-601 of the MGCL, Price REIT has taken all action necessary to exempt the transactions contemplated by this Agreement from the operation of any applicable "fair price," "moratorium," "control share acquisition" or any other applicable anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation.


                                    ARTICLE 6

             REPRESENTATIONS AND WARRANTIES OF KIMCO AND MERGER SUB

        Except as set forth in the disclosure letter delivered at or prior to the execution hereof to Price REIT, which shall refer to the relevant Sections of this Agreement (the "Kimco Disclosure Letter"), Kimco and Merger Sub represent and warrant to Price REIT as follows:

        6.1. Existence; Good Standing; Authority; Compliance With Law. Kimco and Merger Sub are corporations, and each is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Kimco is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, assets, results of operations or condition (financial or otherwise) of Kimco and its Subsidiaries taken as a whole (a "Kimco Material Adverse Effect"). Kimco has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as it is now being conducted. Each of Kimco's Subsidiaries is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate, company or partnership power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have a Kimco Material Adverse Effect. Neither Kimco nor any or its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Kimco or any of its Subsidiaries or any of their respective properties or assets is subject, where such violation would have a Kimco Material Adverse Effect. To the knowledge of the executive officers of Kimco, Kimco and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted, where the failure to obtain any such item or to take any such action would have a Kimco Material Adverse Effect. True and correct copies of Kimco's and its Subsidiaries' charter, bylaws, organization documents, and partnership and joint venture agreements have been previously delivered or made available to Price REIT.

        6.2. Authorization, Validity and Effect of Agreements. Each of Kimco and Merger Sub has the requisite corporate power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and the agreements listed on Schedule 6.2 attached hereto (the "Ancillary Agreements") to which it is a party. Subject only to the approval of the issuance of the Merger Consideration pursuant to the Merger contemplated hereby by the holders of a majority of the shares of Kimco Common Stock present and voting thereon, the consummation by Kimco and Merger Sub of this Agreement, the Ancillary Agreement to which they are parties and the transactions contemplated hereby has been duly authorized by all requisite corporate action on the part of Kimco and Merger Sub. This Agreement constitutes, and the Ancillary Agreements to which they are parties (when executed and delivered pursuant hereto for value received) will constitute, the valid and legally binding obligations of Kimco and Merger Sub, enforceable against Kimco and Merger Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        6.3. Capitalization. The authorized capital stock of Kimco consists of 100,000,000 shares of Kimco Common Stock and 5,000,000 shares of Preferred Stock, 345,000 shares of Class A Cumulative Redeemable Preferred Stock (the "Class A Preferred Stock"), 230,000 shares of Class B Cumulative Redeemable Preferred Stock, (the "Class B Preferred Stock") and 460,000 Class C Cumulative Redeemable Preferred Stock (the "Class C Preferred Stock"), each par value $1.00 per share (collectively, the "Kimco Preferred Stock"). As of the date hereof, there were 40,394,805 shares of Kimco Common Stock issued and outstanding and 300,000 shares of Class A Preferred Stock, 200,000 shares of Class B Preferred Stock, 400,000 shares of Class C Preferred Stock and no shares of Preferred Stock of Kimco issued and outstanding. Kimco has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Kimco on any matter. All such issued and outstanding shares of Kimco Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are not at the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Kimco or any of its Subsidiaries to issue, transfer or sell any shares of stock or other equity interest of Kimco or any of its Subsidiaries, other than the issuance after the date hereof by Kimco of Kimco Common Stock, consistent with prior practice, upon the exercise of stock options issued to employees and directors. As of the date hereof, options to purchase an aggregate number of 1,879,841 shares of Kimco Common Stock are outstanding, of which options to purchase 1,069,485 are exercisable.

        6.4.   Subsidiaries.
               ------------

        (a) Except as set forth on Schedule 6.4 of the Kimco Disclosure Letter, as of the date hereof, Kimco owns directly or indirectly each of the outstanding shares of capital stock or all of the partnership or other equity interests of each of Kimco's Subsidiaries. Each of the outstanding shares of capital stock of or other equity interests in each of Kimco's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by Kimco free and clear of all liens, pledges, security interests, claims or other encumbrances other than liens imposed by local law which are not material. The following information for each Subsidiary of Kimco is set forth on the Kimco Disclosure Letter, if applicable: (i) its name and jurisdiction of incorporation or organization; (ii) its authorized capital stock or share capital; and (iii) the percentage ownership in each Subsidiary.

        (b) The authorized stock of Merger Sub consists of one hundred (100) shares of Common Stock, par value $.01 per share, which shares are issued and outstanding and owned by Kimco. Kimco has owned and, as of the Closing Date, will own 100% of the stock of Merger Sub at all times since Merger Sub's formation. Merger

Sub has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

        6.5. Other Interests. Except for interests in the Kimco Subsidiaries and as otherwise set forth in the Kimco Disclosure Letter, neither Kimco nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

        6.6. No Violation. Except as set forth in Schedule 6.6 of the Kimco Disclosure Letter, neither the execution and delivery by Kimco and Merger Sub of this Agreement nor the consummation by Kimco and Merger Sub of the transactions contemplated hereby in accordance with the terms hereof, will (i) conflict with or result in a breach of any provisions of the charter of Kimco, the Articles of Incorporation of Merger Sub or their respective bylaws, (ii) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of Kimco's stock option plans, or any grant or award under any of the foregoing, (iii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Kimco or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Kimco or any of its Subsidiaries is a party, or by which Kimco or any of its Subsidiaries or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, would not have a Kimco Material Adverse Effect or (iv) require any consent, approval or authorization of, or declaration, filing or registration with, any domestic governmental or regulatory authority, other than the Regulatory Filings and filings with the NYSE, or such other filings which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Kimco from performing its obligations under this Agreement in any material respect.

        6.7. SEC Documents. Kimco has delivered or made available to Price REIT each registration statement, report, proxy statement or information statement and all exhibits thereto prepared by it or relating to its properties since January 1, 1995, which are set forth on the Kimco Disclosure Letter, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Kimco Reports"). The Kimco Reports, which were filed with the SEC in a timely manner, constitute all forms, reports and documents required to be filed by Kimco under the Securities Laws. As of their respective dates, the Kimco Reports
(i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Kimco included in or incorporated by reference into the Kimco Reports (including the related notes and schedules) fairly presents the consolidated financial position of Kimco and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of Kimco included in or incorporated by reference into the Kimco Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Kimco and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC. Except as and to the extent set forth on the consolidated balance sheet of Kimco and its Subsidiaries at September 30, 1997, including all notes thereto, or as set forth in the Kimco Reports, neither Kimco nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Kimco or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, other than any such liabilities or obligations that, individually or in the aggregate, would not have a Kimco Material Adverse Effect.

        6.8. Litigation. There are (i) no continuing orders, injunctions or decrees of any court, arbitrator or governmental authority to which Kimco or any of its Subsidiaries is a party or by which any of its properties or assets are bound or, to the best knowledge of Kimco, to which any of its directors, officers, employees or agents is a party or by which any of their properties or assets are bound and (ii) no actions, suits or proceedings pending against Kimco or any of its Subsidiaries or, to the knowledge of Kimco, against any of its directors, officers, employees or agents or, to the knowledge of Kimco, threatened in writing against Kimco or any of its Subsidiaries or against any of its directors, officers, employees or agents, at law or in equity, or before or by any federal or state commission, board, bureau, agency or instrumentality, that in the case of clauses (i) or (ii) above are reasonably likely, individually or in the aggregate, to have a Kimco Material Adverse Effect.

        6.9. Absence of Certain Changes. Except as disclosed in the Kimco Reports filed with the SEC prior to the date hereof or in Schedule 6.9 of the Kimco Disclosure Letter, since September 30, 1997, Kimco and its Subsidiaries have conducted their business only in the ordinary course of such business (which, for purposes of this section only, shall include all acquisitions of real estate properties and financing arrangements made in connection therewith) and there has not been (i) any Kimco Material Adverse Effect, (ii) as of the date hereof, any declaration, setting aside or payment of any dividend or other distribution with respect to the Kimco Common Stock or (iii) any material change in Kimco's accounting principles, practices or methods.

        6.10. Taxes. (a) Kimco and each of its Subsidiaries (i) has timely filed all federal, state, local and foreign tax returns required to be filed by any of them for tax years ended prior to the date of this Agreement or requests for extensions have been timely filed and any such request has been granted and has not expired and all such returns are complete in all material respects, (ii) has paid or accrued all taxes shown to be due and payable on such returns or which have become due and payable pursuant to any assessment, deficiency notice, 30-day letter or other notice received by it and (iii) has properly accrued all such taxes for such periods subsequent to the periods covered by such returns. The federal, state or local income or franchise tax returns of Kimco and each of its Subsidiaries have not been examined by the appropriate taxing authority, except for such examinations that, individually or in the aggregate, would not have a Kimco Material Adverse Effect. Neither Kimco nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement now in effect extending the period for assessment or collection of any income or other taxes. Neither Kimco nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it. True, correct and complete copies of all federal, state and local income or franchise tax returns filed by Kimco and each of its Subsidiaries and all communications relating thereto have been delivered to Price REIT or made available to representatives of Price REIT. The most recent audited financial statements contained in the Kimco Reports reflect an adequate reserve for all material Taxes payable by Kimco and the Kimco Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the date of such financial statements, Kimco has incurred no liability for taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation, any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither Kimco nor any Kimco Subsidiary has incurred any liability for Taxes other than in the ordinary course of business.

        (b) Kimco (i) has elected to be taxed as a real estate investment trust (a "REIT") within the meaning of the Code commencing with its taxable year ended December 31, 1992, (ii) has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for all taxable years commencing with its taxable year ended December 31, 1992 through its taxable year ended December 31, 1997, (iii) has operated since December 31, 1997 to the date of this representation, and intends to continue to operate in such a manner so as to qualify as a REIT for its taxable year ending December 31, 1998, and (iv) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and to the knowledge of the executive officers of Kimco, no such challenge is pending or threatened. Kimco represents that each of its corporate Subsidiaries is a Qualified REIT Subsidiary as defined in Section 856(i) of the Code (as in effect prior to the enactment of the Taxpayer Relief Act of 1997), and that each partnership, limited liability company, joint venture or other legal entity in which Kimco (either directly or indirectly) owns any of the capital stock or other equity interests thereof has been treated since its formation and continues to be treated for federal income tax purposes as a partnership and not as an association taxable as a corporation.

        6.11. Books and Records.
              -----------------

        (a) The books of account and other financial records of Kimco and its

Subsidiaries are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Kimco Reports.

        (b) The minute books and other records of Kimco and its Subsidiaries, have been made available to Price REIT, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other trust and corporate action of the stockholders, members and directors and any committees of the Board of Directors of Kimco and its Subsidiaries.

        6.12. Properties. Kimco and its Subsidiaries own fee simple title to, or hold ground leases in, each of the real properties identified in the Kimco Disclosure Letter (the "Kimco Properties"), which are all the real estate properties owned or leased by them. The Kimco Properties are not subject to any Property Restrictions, except for (i) Encumbrances and Property Restrictions set forth in the Kimco Disclosure Letter, (ii) Property Restrictions imposed or promulgated by law or any governmental body or authority with respect to real property, including zoning regulations, provided such Property Restrictions do not adversely affect in any material respect the current use of the applicable property, (iii) Encumbrances and Property Restrictions disclosed on existing title reports or current surveys (in either case copies of which title reports and surveys have been delivered or made available to Price REIT) and (iv) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, do not materially detract from the value of or materially interfere with the present use of any of the Kimco Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Kimco and its Subsidiaries and which have arisen or been incurred only in the ordinary course of business. Valid policies of title insurance have been issued insuring Kimco's or any of its Subsidiaries' fee simple title to the Kimco Properties in amounts at least equal to the purchase price thereof, subject only to the matters set forth therein or disclosed above and on the Kimco Disclosure Letter, and such policies are, at the date hereof, in full force and effect and there are no pending claims against such policy. Any material certificate, permit or license from any governmental authority having jurisdiction over any of the Kimco Properties and any agreement, easement or other right which is necessary to permit the material lawful use and operation of the buildings and improvements on any of the Kimco Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress, which Kimco has rights to, to and from any of the Kimco Properties which are currently occupied has not been obtained and is not in full force and effect, and, to the best knowledge of Kimco, there exists no pending threat of modification or cancellation of any of same. Kimco is not in receipt of any written notice of any violation of any material federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Kimco Properties issued by any governmental authority, other than such violations which would not reasonably be expected to have a Kimco Material Adverse Effect. To the knowledge of Kimco (A) there are no material structural defects relating to the Kimco Properties, (B) there are no Kimco Properties whose building systems are not in working order in any material respect (except for temporary and routine maintenance and operating systems failures which in any event are the subject of adequate pending repair procedures), (C) there is no physical damage to any Kimco Property in excess of $500,000 for which there is no insurance in effect covering the cost of the restoration as of the date hereof or (D) no current renovation or restoration to any Kimco Property is under way or is being contemplated the cost of which exceeds $500,000, except as set forth on Schedule 6.12 of the Kimco Disclosure Letter. Neither Kimco nor any of its Subsidiaries have received any written notice to the effect that (x) any condemnation or material rezoning proceedings are pending or threatened with respect to any of the Kimco Properties or (y) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated in any material respect by the continued maintenance, operation or use of any buildings or other improvements on any of the Kimco Properties as currently maintained, used or operated or by the continued maintenance, operation or use of the parking areas as currently maintained, used or operated.

        6.13. Environmental Matters. To the actual knowledge of the executive officers of Kimco, none of Kimco, any of its Subsidiaries or any other person has caused or permitted (a) the unlawful presence of any Hazardous Materials on any of the Kimco Properties or (b) any unlawful spills, releases, discharges or disposal of Hazardous Materials to have occurred or be presently occurring on or from the Kimco Properties as a result of any construction on or operation and use of such properties, which presence or occurrence would, individually or in the aggregate, have a Kimco Material Adverse Effect; and in connection with the construction on or operation and use of the Kimco Properties, Kimco and its Subsidiaries have not failed to comply with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Materials, except where the failure to so comply would not reasonably be expected to have a Kimco Material Adverse Effect.

        6.14. Employee Benefit Plans. All employee benefits plans and other benefit programs, policies and arrangements covering employees of Kimco and its Subsidiaries (the "Kimco Benefit Plans") are listed in the Kimco Disclosure Letter. True and complete copies of the Kimco Benefit Plans have been made available to Price REIT. To the extent applicable, the Kimco Benefit Plans comply, in all material respects, with the requirements of ERISA and the Code, and any Kimco Benefit Plan intended to be qualified under Section 401(a) of the

Code has been determined by the IRS to be so qualified. No Kimco Benefit Plan is or has been covered by Title IV of ERISA or Section 412 of the Code. Neither any Kimco Benefit Plan nor any fiduciary thereof nor Kimco has incurred any material liability or penalty under Section 4975 of the Code or Section 502(i) of ERISA. Each Kimco Benefit Plan has been maintained and administered in all material respects in compliance with its terms and with ERISA and the Code to the extent applicable thereto. To the knowledge of the executive officers of Kimco, there are no pending or anticipated claims against or otherwise involving any of the Kimco Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Kimco Benefit Plan activities) has been brought against or with respect to any such Kimco Benefit Plan, except for any of the foregoing which would not have a Kimco Material Adverse Effect. All material contributions required to be made as of the date hereof to the Kimco Benefit Plans have been timely made or provided for. Neither Kimco nor any entity under "common control" with Kimco within the meaning of ERISA Section 4001 has contributed to, or been required to contribute to, any "multiemployer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA). Kimco does not maintain or contribute to any plan, program, policy or arrangement which provides or has any liability to provide life insurance, medical or other employee welfare benefits or supplemental pension benefits to any employee or former employee upon his retirement or termination of employment, except as required under Section 4890B of the Code, and Kimco has never represented, promised or contracted (whether in oral or written form) to any employee or former employee that such benefits would be provided. Except as disclosed in the Kimco Reports, the execution of, and performance of the transactions contemplated by, this Agreement will not (either alone or upon the occurrence of any additional subsequent events) constitute an event under any benefit plan, program, policy, arrangement or agreement or any trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligations to fund benefits with respect to any employee, director or consultant of Kimco or any of its Subsidiaries.

        6.15. Labor Matters. Neither Kimco nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Kimco, threatened against Kimco or any of its Subsidiaries relating to their business, except for any such proceeding which would not have a Kimco Material Adverse Effect. To the knowledge of the executive officers of Kimco, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Kimco or any of its Subsidiaries.

        6.16. No Brokers. Kimco has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Price REIT or Kimco to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Kimco has retained Jefferies & Company, Inc. ("Jefferies") as its financial advisor, pursuant to an engagement letter dated December 16, 1997, a true and correct copy of which has been delivered to Price REIT prior to the date hereof. Other than the foregoing arrangements, Kimco is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

        6.17. Opinion of Financial Advisor. Kimco has received the opinion of Jefferies to the effect that, as of the date hereof, the

Merger Consideration to be paid by Kimco pursuant to the Merger is fair to the holders of Kimco Common Stock from a financial point of view.

        6.18. Price REIT Stock Ownership. Neither Kimco nor any of its Subsidiaries owns any shares of capital stock of Price REIT or other securities convertible into capital stock of Price REIT.

        6.19. Related Party Transactions. Set forth in the Kimco Disclosure Letter is a list of all arrangements, agreements and contracts entered into by Kimco or any of its Subsidiaries with any executive officer, director or family members of affiliates of such persons required to be disclosed in the Kimco Reports (including reports and filings analogous to the Kimco Reports prior to January 1, 1995) pursuant to the rules and regulations of the SEC. The copies of such documents, all of which have been previously delivered or made available to Price REIT, are listed on the Kimco Disclosure Letter and are true and correct.

        6.20. Contracts and Commitments. The Kimco Disclosure Letter or the Kimco Reports set forth, as of the date hereof, (i) all notes, debentures, bonds and other evidence of indebtedness which are secured or collateralized by mortgages, deeds of trust or other security interests in the Kimco Properties or personal property of Kimco and its Subsidiaries and (ii) each Commitment entered into by Kimco or any of its Subsidiaries which may result in total payments or liability in excess of $500,000, excluding tenant reimbursements and leases entered into in the ordinary course. Copies of the foregoing have been previously delivered or made available to Price REIT, are listed on the Kimco Disclosure Letter or included in the Kimco Reports and are true and correct. None of Kimco or any of its Subsidiaries has received any notice of a default that has not been cured under any of the documents described in clause (i) above or is in default respecting any payment obligations thereunder beyond any applicable grace periods. All joint venture agreements to which Kimco or any of its Subsidiaries is a party are set forth on the Kimco Disclosure Letter and Kimco or its Subsidiaries are not in default with respect to any obligations, which individually or in the aggregate are material, thereunder.

        6.21. Leases.

        (a) The Kimco Disclosure Letter sets forth a list of all Kimco Properties that are subject to or encumbered by any non-residential lease accounting for 1% or more of Kimco's rental revenues for the most recent period reflected in the financial statements included in the Kimco Reports (a "Material Kimco Lease") and, with respect to each such Material Kimco Lease, sets forth the following information:

               (i)    the name of the lessee;

               (ii) the expiration date of the lease;

              (iii) the amount (or method of determining the amount) of monthly rentals due under the lease; and

               (iv) with respect to any Material Kimco Lease with a remaining term of less than 24 months, whether the lessee has notified Kimco in writing of any intention not to renew, or seek to renew, the lease.

        (b) Except as set forth in the Kimco Disclosure Letter, (i) all rental payments due under each Material Kimco Lease have been paid during the period January 1, 1997 through November 30, 1997 and (ii) to Kimco's knowledge, no lessee is in material default, and no condition or event exists which with the giving of notice or the passage of time, or both, would constitute a material default by any lessee, under any Material Kimco Lease.

        6.22. Investment Company Act of 1940. Neither Kimco nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended.

                                    ARTICLE 7

                                    COVENANTS

        7.1. No Solicitation by Price REIT. (a) Price REIT shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Price REIT Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Price REIT Takeover

Proposal; provided, however, that if the Board of Directors of Price REIT determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Price REIT's stockholders under applicable law, Price REIT may, in response to a Price REIT Takeover Proposal which was not solicited by it or which did not otherwise result from a breach of this Section 7.1(a), and subject to providing prior written notice of its decision to take such action to Kimco and compliance with
Section 7.1(c), (x) furnish information with respect to Price REIT and its Subsidiaries to any person making a Price REIT Takeover Proposal pursuant to a customary confidentiality agreement (as determined by Price REIT after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Price REIT Takeover

Proposal. For purposes of this Agreement, "Price REIT Takeover Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Price REIT Common Stock then outstanding or all or substantially all the assets of Price REIT.

        (b) Except as expressly permitted by this Section 7.1, neither the Board of Directors of Price REIT nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Kimco, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Price REIT Takeover Proposal or (iii) cause Price REIT to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Price REIT Acquisition Agreement") related to any Price REIT Takeover Proposal. Notwithstanding the foregoing, in the event that a majority of the Board of Directors of Price REIT determines in good faith (A) (based on the advice of a financial advisor of nationally recognized reputation) that a pending Price REIT Takeover Proposal is more favorable to Price REIT's stockholders than the Merger, (B) that such Price REIT Takeover Proposal is reasonably capable of being consummated and (C) that there is a substantial probability that the adoption of this Agreement by holders of Price REIT Common Stock will not be obtained due to the pending Price REIT Takeover Proposal, the Board of Directors of Price REIT may (subject to this and the following sentences and in compliance with Section 9.3(a)) approve and recommend such Price REIT Takeover Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Merger and terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Price REIT to enter into any Price REIT Acquisition Agreement with respect to such Price REIT Takeover Proposal), but only at a time that is after the fifth business day following Kimco's receipt of written notice advising Kimco that the Board of Directors of Price REIT is prepared to accept a Price REIT Takeover Proposal, specifying the material terms and conditions of such Price REIT Takeover Proposal and identifying the person making such Price REIT Takeover Proposal.

        (c) In addition to the obligations of Price REIT set forth in paragraphs
(a) and (b) of this Section 7.1, Price REIT shall immediately advise Kimco orally and in writing of any request for information or of any Price REIT Takeover Proposal, the material terms and conditions of such request or Price REIT Takeover Proposal and the identity of the person making such request or Price REIT Takeover Proposal. Price REIT will keep Kimco reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Price REIT Takeover Proposal.

        (d) Nothing contained in this Section 7.1 shall prohibit Price REIT from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Price REIT's stockholders if, in the good faith judgment of the Board of Directors of Price REIT, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that neither Price REIT nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Price REIT Takeover Proposal, except in accordance with this Section 7.1.

        7.2. No Solicitation by Kimco. (a) Kimco shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Kimco Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Kimco Takeover Proposal; provided, however, that if the Board of Directors of Kimco determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to Kimco's stockholders under applicable law, Kimco may, in response to a Kimco Takeover Proposal which was not solicited by it or which did not otherwise result from a breach of this
Section 7.2(a), and subject to providing prior written notice of its decision to take such action to Price REIT and compliance with Section 7.2(c), (x) furnish information with respect to Kimco and its Subsidiaries to any person making a Kimco Takeover Proposal pursuant to a customary confidentiality agreement (as determined by Kimco after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Kimco Takeover Proposal. For purposes of this Agreement, "Kimco Takeover Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of Kimco Common Stock then outstanding or all or substantially all the assets of Kimco.

        (b) Except as expressly permitted by this Section 7.2, neither the Board of Directors of Kimco nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Price REIT, the approval or recommendation by such Board of Directors or such committee of the Merger, this Agreement or the issuance of Kimco Common Stock and Kimco Preferred Stock in connection with the Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Kimco Takeover Proposal or (iii) cause Kimco to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Kimco Acquisition Agreement") related to any Kimco Takeover Proposal. Notwithstanding the foregoing, in the event that a majority of the Board of Directors of Kimco determines in good faith (A) (based on the advice of a financial advisor of nationally recognized reputation) that a pending Kimco Takeover Proposal is more favorable to Kimco's stockholders than the Merger, (B) that such Price REIT Takeover Proposal is reasonably capable of being consummated and (C) that there is a substantial probability that the adoption of this Agreement by holders of Kimco Common Stock will not be obtained due to the existence of the pending Kimco Takeover Proposal, the Board of Directors of Kimco may (subject to this and the following sentences) approve and recommend such Kimco Takeover Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Merger and terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Kimco to enter into any Kimco Acquisition Agreement with respect to such Kimco Takeover Proposal), but only at a time that is after the fifth business day following Price REIT's receipt of written notice advising Price REIT that the Board of Directors of Kimco is prepared to accept a Kimco Takeover Proposal, specifying the material terms and conditions of such Kimco Takeover Proposal and identifying the person making such Kimco Takeover Proposal.

        (c) In addition to the obligations of Kimco set forth in paragraphs (a) and (b) of this Section 7.2, Kimco shall immediately advise Price REIT orally and in writing of any request for information or of any Kimco Takeover Proposal, the material terms and conditions of such request or Kimco Takeover Proposal and the identity of the person making such request or Kimco Takeover Proposal. Kimco will keep Price REIT reasonably informed of the status and details (including amendments or proposed amendments) of any such request or Kimco Takeover Proposal.

        (d) Nothing contained in this Section 7.2 shall prohibit Kimco from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Kimco's stockholders if, in the good faith judgment of the Board of Directors of Kimco, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law;

provided, however, that neither Kimco nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Merger, the issuance of Kimco Common Stock and Kimco Preferred Stock in connection with the Merger, or approve or recommend, or propose publicly to approve or recommend, a Kimco Takeover Proposal, except in accordance with this Section 7.2.

        7.3.   Conduct of Businesses.

                      (i) Prior to the Effective Time, except as set forth in the Price REIT Disclosure Letter or the Kimco Disclosure Letter or as contemplated by this Agreement, unless the other party has consented in writing thereto, Kimco and Price REIT:

               (a) shall use their reasonable efforts, and shall cause each of their respective Subsidiaries to use their reasonable efforts, to preserve intact their business organizations and goodwill and keep available the services of their respective officers and employees;

               (b) shall confer on a regular basis with one or more representatives of the other to report material operational matters and, subject to Sections 7.1 and 7.2, respectively, any proposals to engage in material transactions;

               (c) shall promptly notify the other of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of their businesses or in the operation of their properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

               (d) shall set the record date for the quarterly dividend payable with respect to the Kimco Common Stock and Kimco Preferred Stock and Price REIT Common Stock, respectively, for the first calendar quarter of 1998 to a date no later than April 1; and

               (e) shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.


                      (ii) Prior to the Effective Time, except (1) as disclosed in the Price REIT Two-Year Projection and the Price REIT Development Pipeline, copies of which have been previously provided to Kimco, (2) as set forth in the Price REIT Disclosure Letter, unless Kimco has consented in writing thereto, Price REIT:

               (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted, subject to clause
        (b) below;

               (b) shall not, and shall cause its Subsidiaries not to, acquire, enter into an option to acquire or exercise an option or contract to acquire additional real property, encumber assets or commence construction of, or enter into any agreement or commitment to develop or construct, retail shopping center properties or other real estate projects, except in the case of any of the foregoing in an amount not to exceed $150,000,000 in the aggregate;

               (c)    shall not amend its charter or bylaws;

               (d) shall not (1) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed pursuant to this Agreement, issue any shares of its capital stock, effect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction other than a private placement or a sale pursuant to Rule 415 of the Securities Act under an effective Price REIT registration statement of capital stock of Price REIT for an amount not to exceed $75,000,000, the proceeds of which shall be applied to pay down outstanding borrowings under Price REIT's existing credit facilities or to the matters specified in Section 7.3(ii)(b), in each case in a manner consistent with Price REIT's past practice, (2) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock, (3) increase any compensation or enter into or amend any employment agreement with any of its present or future officers or directors or (4) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are required by applicable law or are less favorable to participants in such plans;

               (e) shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock, except (1)(x) a dividend in an amount not to exceed $0.75 per share of Price REIT Common Stock for the last quarter of the year ending

        December 31, 1997 and (y) a dividend in an amount equal to the greater of (I) $0.75 per quarter pro-rated for the period from January 1, 1998 up to and including the Closing Date and (II) the sum of (A) Price REIT's estimated undistributed real estate investment trust taxable income (calculated without regard to the dividends paid deductions as defined in Section 561 of the

        Code and by excluding net capital gain) within the meaning of Section 857(b)(2) of the Code for Price REIT's 1998 taxable year ending on the Closing Date and (B) Price REIT's estimated undistributed net capital gain within the meaning of Section 857(b)(3) of the Code for Price REIT's 1998 taxable year ending on the Closing Date, and except (2) in connection with the use of shares of capital stock to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of Price REIT, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

               (f) except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, sell, lease, mortgage or otherwise encumber or subject to any Encumbrances or otherwise dispose of (i) any Price REIT Properties or any of its capital stock of or other interests in its Subsidiaries or
        (ii) any of its other assets which are material, individually or in the aggregate;

               (g) shall not, and shall not permit any of its Subsidiaries to,
        (i) incur, assume or prepay any indebtedness for borrowed money in an amount in excess of $100,000,000, which amounts shall be applied to pay down outstanding borrowings under Price REIT's existing credit facilities or to the matters specified in Section 7.3(ii)(b), in each case in a manner consistent with Price REIT's past practice, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party or (iii) make any loans, advances or capital contributions to, or (except as permitted by Section 7.3(ii)(l)) investments in, any other person, other than loans, advances and capital contributions to Subsidiaries;

               (h) shall not, and shall not permit any of its Subsidiaries to, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Price REIT included in the Price REIT Reports or incurred in the ordinary course of business consistent with past practice;

               (i) shall not, and shall not permit any of its Subsidiaries to, enter into any Commitment which may result in total payments or liability by or to it in excess of $200,000, except (1) tenant reimbursements and leases entered into in the ordinary course consistent with past practice and (2) capital expenditures disclosed in the Price REIT Project Pipeline for 1998 and 1999, a copy of which has been previously provided to Kimco;

               (j) shall not, and shall not permit any of its Subsidiaries to, enter into any Commitment with any officer, director, consultant or affiliate of Price REIT or any of its Subsidiaries, other than a payment to each of the three individuals entering into the Ancillary Agreements, of an amount equal to the respective 1997 bonus awards paid to such individuals by Price REIT pro-rated for the period from January 1, 1998 up to and including the Effective Time;

               (k) shall not, and shall not permit any of its Subsidiaries to, take any other action that would cause the representations and warranties set forth in Section 5.9 (with each reference therein to "ordinary course of business" being deemed for purposes of this Section 7.3(ii)(k) to be immediately followed by "consistent with past practice") to no longer be true and correct;

               (l) shall not acquire, or announce any proposed acquisition of, 50% or more of the Voting Securities, or all or substantially all of the assets, of another entity which has net assets in excess of $25,000,000. As used in this Section 7.3(ii)(l), "Voting Securities" shall mean any capital stock or partnership or membership interests having the right generally to vote in the election of directors, in the case of a corporation, or to otherwise generally select the governing body, in the case of any other entity; and

               (m) shall not, and shall not permit any of its Subsidiaries to, authorize, or commit or agree to take, any of the foregoing actions.

                      (iii) Prior to the Effective Time, unless Price REIT has consented in writing thereto, Kimco:

               (a) shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock (including any dividend distribution payable in, or otherwise make a distribution of, shares of capital stock of any existing or subsequently formed subsidiary of Kimco), except (1)(v) (subject to

        Section 7.3(i)(d)) a dividend in an amount not to exceed $0.48 per share of Kimco Common Stock for the last calendar quarter of 1997, (w) a dividend in the amount of $0.484375 per depositary share representing the Class A Preferred Stock, (x) a dividend in the amount of $0.53125 per depositary share representing the Class B Preferred Stock, (y) a dividend in the amount of $0.52345 per depositary share representing the Class C

        Preferred Stock and (z) a dividend in an amount equal to the greater of
        (I) $0.48 per quarter pro-rated for the period from January 1, 1998 up to and including the Closing Date and (II) the sum of (A) Kimco's estimated undistributed real estate investment trust taxable income (calculated without regard to dividends paid deductions as defined in Section 561 of the Code and by excluding net capital gain) within the meaning of Section 857(b)(2) of the Code for Kimco's 1998 taxable year ending on the Closing Date and (B) Kimco's estimated undistributed net capital gain within the meaning of Section 857(b)(3) of the Code for Kimco's 1998 taxable year ending on the Closing Date and except (2) in connection with the use of shares of its capital stock to pay the exercise price or tax withholding in connection with stock-based employee benefit plans of Kimco, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action; and

               (b) shall not amend its charter or bylaws.

                      (iv) If Kimco enters into negotiations with another
Person who has a class of securities registered under the Exchange Act regarding the acquisition of such Person (whether effected through a merger, consolidation, share exchange, tender offer or other form), then at least three business days prior to executing any definitive agreement with such Person, Kimco shall notify Price REIT of such transaction and consult with Price REIT with respect thereto, it being understood, however, that Price REIT shall have no approval rights with respect thereto. As used in this Section 7.3(iv), "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

                      (v) Except as required by law, Kimco and Price REIT shall not, and shall not permit any of their respective Subsidiaries to, voluntarily take any action that would, or that could reasonably be expected to, result in (a) any of the representations and warranties of such party set forth in this Agreement that are qualified as to materiality becoming untrue at the Effective Time, (b) any of such representations and warranties that are not qualified as to materiality becoming untrue in any material respect at the Effective Time or (c) except as contemplated by Sections 7.1 and 7.2, any of the conditions to the Merger set forth in Article 8 not being satisfied.


        7.4. Meetings of Stockholders. Each of Kimco and Price REIT will take all action necessary in accordance with applicable law and its charter and bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon (a) in the case of Kimco, the approval of the issuance of the Kimco Common Stock constituting a part of the Merger Consideration pursuant to the Merger contemplated hereby and (b) in the case of Price REIT, the approval of this Agreement and the transactions contemplated hereby. The Board of Directors of Kimco and the Board of Directors of Price REIT shall each recommend such approval and Kimco and Price REIT shall each take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/Prospectus (as defined in Section 7.8); provided, however, that such recommendation or solicitation is subject to any action taken by, or upon authority of, the Board of Directors of Kimco or the Board of Directors of Price REIT, as the case may be, in the exercise of its good faith judgment as to its fiduciary duties to its stockholders imposed by law. Kimco and Price REIT shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day. If on the date of the stockholder meetings of Kimco and Price REIT established pursuant to this paragraph, either Kimco or Price REIT has respectively received less than a majority of the shares of the Kimco Common Stock present and voting at the meeting of the holders of Kimco Common Stock in favor of the issuance of the Kimco Common Stock constituting part of the Merger Consideration or a majority of the outstanding shares of Price REIT Common Stock at the meeting of the holders of Price REIT Common Stock in favor of the Merger and neither a Price REIT Takeover Proposal nor a Kimco Takeover Proposal has been publicly disclosed and not withdrawn prior to the date of such meeting, then both parties shall recommend the adjournment of their respective stockholder meetings until the first to occur of (i) the date (10) days after the originally scheduled date of the stockholder meetings or (ii) the date on which duly executed proxies for the requisite number of votes approving the Merger or the issuance of the Kimco Common Stock constituting a part of the Merger Consideration, as applicable, shall have been obtained. It shall be a condition to the mailing of the Proxy Statement/Prospectus that (i) Kimco shall have received a "comfort" letter from Ernst & Young LLP, independent public accountants for Price REIT, dated as of a date within two business days before the date on which the Form S-4 (as defined in Section 7.8) shall become effective, with respect to the financial statements of Price REIT included in the Proxy Statement/Prospectus, in form and substance reasonably satisfactory to Kimco, and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Form S-4 and the Proxy Statement/Prospectus, and (ii) Price REIT shall have received a "comfort" letter from Coopers & Lybrand, L.L.P., independent public accountants for Kimco, dated as of a date within two business days before the date on which the Form S-4 shall become effective, with respect to the financial statements of Kimco included in the Proxy Statement/Prospectus, in form and substance reasonably satisfactory to Price REIT, and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements and proxy statements similar to the Form S-4 and the Proxy Statement/ Prospectus.

        7.5. Filings; Other Action. Subject to the terms and conditions herein provided, Price REIT and Kimco shall: (a) to the extent required, promptly make their respective filings with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (c) use all reasonable efforts to obtain in writing any consents required from third parties in form reasonably satisfactory to Price REIT and Kimco necessary to effectuate the Merger; and (d) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Kimco and Price REIT shall take all such necessary action.

        7.6. Inspection of Records. From the date hereof to the Effective Time, each of Price REIT and Kimco shall allow all designated officers, attorneys, accountants and other representatives of the other access at all reasonable times to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of Price REIT and Kimco and their respective Subsidiaries.

        7.7. Publicity. The initial press release relating to this Agreement shall be a joint press release and thereafter Price REIT and Kimco shall, subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any federal or state governmental or regulatory agency or with any national securities exchange with respect thereto.


        7.8. Registration Statement. Kimco and Price REIT shall cooperate and promptly prepare and Kimco shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Merger

Consideration issuable in the Merger and the Option Consideration deliverable pursuant to Section 4.1(e), a portion of which Registration Statement shall also serve as the joint proxy statement with respect to the meetings of the stockholders of Price REIT and of Kimco in connection with the Merger (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Kimco shall use all reasonable efforts, and Price REIT will cooperate with Kimco, to have the Form S-4 declared effective by the SEC as promptly as practicable. Kimco shall use its reasonable efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. Kimco agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto at the time of mailing thereof and at the time of the respective meetings of stockholders of Kimco and Price REIT, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Kimco in reliance upon and in conformity with information concerning Price REIT furnished to Kimco by Price REIT specifically for use in the Proxy Statement/Prospectus. Price REIT agrees that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of Kimco and Price REIT, or, in the case of information provided by Price REIT for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Kimco will advise Price REIT, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Kimco Class D Preferred Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

        7.9.   Listing Application.  Kimco shall promptly prepare and

submit to the NYSE a listing application covering the Kimco Common

Stock and the Kimco Depositary Shares issuable in the Merger, and shall use its reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Kimco Common Stock and the Kimco Depositary Shares, subject to official notice of issuance.

        7.10. Assumption of Debt and Leases. Without limiting the generality of
Section 7.5, with respect to debt issued by Price REIT under that certain Indenture by and between Price REIT and First Trust of California, National Association (the "Trustee"), dated as of October 27, 1995 (the "Indenture"), to the extent the provisions of the Indenture so require, Kimco shall execute and deliver to the Trustee (a) a Supplemental Indenture, in form and substance as required by the Indenture (the "Supplemental Indenture"), expressly assuming the obligations of Price REIT with respect to the due and punctual payment of the principal of (and premium, if any) and interest, if any, on all debt securities issued by Price REIT under the Indenture and the due and punctual performance of all the terms, covenants and conditions of the Indenture to be kept or performed by Price REIT and (b) such other customary documents as the Trustee may request in accordance with the Indenture with respect to the Supplemental Indenture.

        7.11. Affiliates of Price REIT.
              ------------------------

        (a) At least 30 days prior to the Closing Date, Price REIT shall deliver to Kimco a list of names and addresses of those persons who were, in Price REIT's reasonable judgment, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "Affiliate") of Price REIT within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act ("Rule 145"). Price REIT shall provide Kimco such information and documents as Kimco shall reasonably request for purposes of reviewing such list. Price REIT shall use all reasonable efforts to deliver or cause to be delivered to Kimco, prior to the Closing Date, from each of the Affiliates of Price REIT identified in the foregoing list, an Affiliate Letter in the form attached hereto as Exhibit B. Kimco shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any shares of the Merger Consideration to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Merger Consideration, consistent with the terms of such Affiliate Letters.

        (b) Kimco shall file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of Price REIT may reasonably request, all to the extent required from time to time to enable such Affiliate to sell the Merger Consideration received by such Affiliate in the Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1)

under the Securities Act, as such Rule may be amended from time to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

        7.12. Expenses. Subject to Section 9.5, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except that (a) the filing fee in connection with the filing of the Form S-4 or Proxy Statement/Prospectus with the SEC and (b) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/Prospectus, shall be shared equally by Price REIT and Kimco.

        7.13. Indemnification. (a) From and after the Effective Time, Kimco shall cause the Surviving Corporation to keep in effect provisions in its Articles of Incorporation and Bylaws providing for exculpation of director liability and indemnification of directors, officers, employees and agents at least to the extent that such persons are entitled thereto under the charter and bylaws of Price REIT on the date hereof, subject to Maryland law, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors, officers, employees or agents of Price REIT (the "Indemnified Parties") in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law; provided, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims; provided, further, that from and after the Effective Time, Kimco shall guaranty the obligations of the Surviving Corporation under the indemnification provisions of the charter and bylaws of Price REIT existing on the date hereof to the directors, officers, employees or agents of Price REIT who at any time prior to the Effective Time were entitled to indemnification thereunder in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

        (b) For a period of two years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Price REIT (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.13(b) more than an amount equal to 200% of current annual premiums paid by Price REIT for such insurance (which annual premiums Price REIT represents and warrants to be $130,000 in the aggregate).

        (c) In the event that the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this
Section 7.13, which obligations are expressly intended to be for the irrevocable benefit or, and shall be enforceable by, each Indemnified Party.

        (d) This Section 7.13 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its representatives, successors and assigns.

        7.14. Employees.
              ---------

        (a) Subject to considerations relating to the particular geographic region in which the employee is located, it is the intent of the parties hereto that the employees of Price REIT employed by the Surviving Corporation after the Effective Time (the "Former Price REIT Employees") shall in general receive compensation and benefits on the same basis and subject to the same standards as the employees of Kimco; provided, that, for a period of one year after the Closing Date the standards of compensation and benefits received by such employees shall be substantially similar to, but not less than, those received from Price REIT immediately prior to the Closing Date. In addition, all Former Price REIT Employees shall, at the option of the Surviving Corporation, either
(i) continue to be eligible to participate in any "employee benefit plan," as defined in Section 3(3) of ERISA, and any other benefit programs, policies and arrangements of Price REIT which are, at the option of the Surviving Corporation, continued by the Surviving Corporation, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of the Surviving Corporation who were formerly employees of Kimco in any "employee benefit plan," as defined in Section 3(3) of ERISA, and any other benefit programs, policies and arrangements sponsored or maintained by the Surviving Corporation after the Effective Time. With respect to each such employee benefit plan, program, policy or arrangement, service with Price REIT or any of its Subsidiaries (as applicable) shall be included for purposes of determining eligibility to participate, vesting (if applicable) and entitlement to benefits. The medical plan or plans maintained by the Surviving Corporation after the Effective Time shall waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Former Price REIT Employees. With respect to vacation benefits provided by the Surviving Corporation, the vacation benefit of each Former Price REIT Employee shall include all hours of accrued but unused vacation hours with Price REIT or its affiliates. Nothing in this Section 7.14 shall require Kimco to continue the employment of any particular Price REIT employee from and after the Closing Date.

        (b) For purposes of this Section 7.14, the term "employees" shall mean all current employees of Price REIT and its Subsidiaries (including those on disability or approved leave of absence, paid or unpaid).

        (c) As of the Effective Time, the Surviving Corporation shall adopt a retention and severance program (the "Retention and Severance Program"). With respect to the Covered Employees (as defined below), the Surviving Corporation shall issue to such Covered Employees a letter substantially in the form previously agreed upon by the parties. The Surviving Corporation shall maintain the Retention and Severance Program in accordance with the terms thereof. Both
(i) the employees of Price REIT and its Subsidiaries who will participate in the Retention and Severance Program (the "Covered Employees") and (ii) the aggregate obligation of the Surviving Corporation under the Retention and Severance Program shall be determined in the discretion of Joseph K. Kornwasser, subject to the approval of Kimco, which approval shall not be unreasonably withheld.

        (d) Concurrently with the execution and delivery of this Agreement, Kimco will enter into an employment agreement in the forms attached hereto with each of Joseph K. Kornwasser, Jerald Friedman and Lawrence M. Kronenberg, each of which shall become effective at, and only upon the occurrence of, the Effective Time.

        (e) Kimco agrees that options to purchase an aggregate of 60,000 shares of Kimco Common Stock shall be available for grant on the Closing date, pursuant to Kimco's Amended and Restated Stock Option Plan, to be allocated to individuals in the discretion of Joseph K. Kornwasser, subject to the approval of Kimco, which approval shall not be unreasonably withheld. The exercise price of each such option shall be the closing price of a share of Kimco Common Stock on the Closing Date, as reported by the NYSE.

        7.15. Reorganization. From and after the date hereof and until the Effective Time, neither Kimco nor Price REIT nor any of their respective Subsidiaries or other affiliates shall (i) knowingly take any action, or knowingly fail to take any action that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; or
(ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

        7.16. Advice of Changes. Kimco and Price REIT shall each promptly advise the other party orally and in writing to the extent it has knowledge of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, and
(iii) any change or event having, or which, insofar as can reasonably be foreseen, could reasonably be expected to have a material adverse effect on such party or on the truth of their respective representations and warranties or the ability of the conditions set forth in Article 8 to be satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

        7.17. Disqualifying Event. In connection with the transactions contemplated by the Merger, the Board of Directors of Price REIT shall not exercise any power, and shall waive any right at any time, to take any action to declare a Disqualifying Event (as such term is defined in Price REIT's charter) under Article IX of Price REIT's charter or to redeem or to refuse to transfer shares of Price REIT Common Stock pursuant thereto.

        7.18. Governance. Kimco's Board of Directors shall take all action necessary to cause the directors comprising the full Board of Directors of Kimco at the Effective Time to be increased by one Director and shall take all such action necessary to cause Joseph K. Kornwasser to be selected as a Director of Kimco for a term expiring at the 1999 annual meeting of shareholders following the Effective Time, in order to fill the vacancy resulting from such newly created directorship; provided that, notwithstanding the foregoing, in the event the 1998 annual meeting of Kimco is held after the Effective Time, Joseph K. Kornwasser shall be among the nominees submitted to the stockholders of Kimco at the 1998 annual meeting of shareholders to vote on the election of directors for the term set forth above in accordance with Maryland law.


                                    ARTICLE 8

                                   CONDITIONS

        8.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

        (a) This Agreement and the transactions contemplated hereby shall have been approved in the manner required by applicable law or by applicable regulations of any stock exchange or other regulatory body by the holders of the issued and outstanding shares of capital stock of Price REIT and Kimco entitled to vote thereon.

        (b) Neither of the parties hereto shall be subject to any order or injunction of a court of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement. In the event any such order or injunction shall have been issued, each party agrees to use its reasonable efforts to have any such injunction lifted.

        (c) The Form S-4 shall have become effective and all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement shall have been obtained and no stop order with respect to any of the foregoing shall be in effect.

        (d) Kimco shall have obtained the approval for the listing of the Kimco Common Stock and Kimco Depositary Shares issuable in the Merger on the NYSE, subject to official notice of issuance.

        (e) All consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business, results of operations or financial condition of Kimco and Price REIT (and their respective Subsidiaries), taken as a whole, following the Effective Time.

        8.2. Conditions to Obligations of Price REIT to Effect the Merger. The obligation of Price REIT to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Price REIT:

        (a) Kimco shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Kimco and Merger Sub contained in this Agreement that are qualified as to materiality or as to a Kimco Material Adverse Effect shall be true and correct and any of such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as if made on the Closing Date (except to the extent that the representation or warranty is expressly limited by its terms to another date), and Price REIT shall have received a certificate of the President or a Vice

President of Kimco, dated the Closing Date, certifying to such effect.

        (b) Price REIT shall have received the opinion dated the Closing Date of Gibson, Dunn & Crutcher LLP or another nationally recognized law firm selected by Price REIT, based upon certificates and letters, which certificates and letters are in the form agreed upon by the parties and are dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Price REIT and Kimco will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

        (c) Price REIT shall have received the opinion of Brown & Wood LLP in the form attached as Exhibit C hereto (based upon customary representations in the form attached thereto), dated the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1992, Kimco was organized in conformity with the requirements for qualification and taxation as a REIT under
Section 856 of the Code, and its method of operation has enabled it and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

        (d) Price REIT shall have received the opinion of Ballard Spahr Andrews & Ingersoll, which is acting as Maryland counsel to Price REIT, to the effect that all requisite approvals of the Merger by the stockholders of Price REIT have been obtained, that assuming due authorization and approval of the Merger and the Articles of Merger by Kimco and its stockholders, upon filing of the Articles of Merger with the SDAT, the Merger will be effective, and as to such other matters of Maryland law as are customary in a transaction such as the Merger.

        (e) Price REIT shall have received a "comfort" letter from Coopers & Lybrand, L.L.P., dated the Closing Date, with respect to the financial statements of Kimco included in the Proxy Statement/Prospectus, substantially in the form described in Section 7.4.

        (f) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of Kimco and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Kimco Material Adverse Effect other than any such change that results from a decline or deterioration in general economic conditions or in conditions in the real estate markets in which either Price REIT or Kimco operate and that affects both Price REIT and Kimco in a substantially similar manner.

        8.3. Conditions to Obligation of Kimco and Merger Sub to Effect the Merger. The obligations of Kimco and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by
Kimco:

        (a) Price REIT shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Price REIT contained in this Agreement that are qualified as to materiality or as to a Price REIT Material Adverse Effect shall be true and correct and any such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case, as of the Closing Date as if made on the Closing Date (except to the extent that the representation or warranty is expressly limited by its terms to another date), and Kimco shall have received a certificate of the President or a Vice President of Price REIT, dated the Closing Date, certifying to such effect.

        (b) Kimco shall have received the opinion dated the Closing Date of Brown & Wood LLP or another nationally recognized law firm selected by Kimco, based upon certificates and letters, which certificates and letters are in the form agreed to by the parties and are dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Kimco and Price REIT will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

        (c) Kimco shall have received the opinion of Gibson, Dunn & Crutcher LLP in the form attached as Exhibit D hereto (based upon customary representations in the form attached thereto), dated the Closing Date, to the effect that, commencing with its taxable year ended December 31, 1991, Price REIT was organized in conformity with the requirements for qualification and taxation as a REIT under Section 856 of the Code, and its method of operation has enabled it and will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code.

        (d) Kimco shall have received the opinion of Brown & Wood LLP, which is acting as Maryland counsel to Kimco, to the effect that this Agreement is enforceable under New York law, that all requisite approvals of the Merger by the stockholders of Kimco have been obtained, that assuming due authorization and approval of the Merger and the Articles of Merger by Price REIT and its stockholders, upon filing of the Articles of Merger with the SDAT, the Merger will be effective, and as to such other matters as are customary in a transaction such as the Merger.

        (e) Kimco shall have received a "comfort" letter from Ernst & Young LLP, dated the Closing Date, with respect to the financial statements of Price REIT included in the Proxy Statement/Prospectus, substantially in the form described in Section 7.4.

        (e) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of Price REIT and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Price REIT Material Adverse Effect other than any such change that results from a decline or deterioration in general economic conditions or in conditions in the real estate markets in which either Price REIT or Kimco operate and that affects both Price REIT and Kimco in a substantially similar manner.


                                    ARTICLE 9

                                   TERMINATION

        9.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of Price REIT or Kimco, by the mutual written consent of Kimco and Price REIT.

        9.2. Termination by Either Kimco or Price REIT. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of Price REIT or the Board of Directors of Kimco if (a) the Merger shall not have been consummated by June 30, 1998 or (b) a meeting of Price REIT's stockholders shall have been duly convened and held and the approval of Price REIT's stockholders required by Section 8.1(a) shall not have been obtained at such meeting or at any adjournment thereof, or (c) a meeting of Kimco's stockholders shall have been duly convened and held and the approval of Kimco's stockholders required by Section 8.1(a) shall not have been obtained at such meeting or at any adjournment thereof, or (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, provided, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used all reasonable efforts to remove such order, decree, ruling or injunction; and provided, in the case of a termination pursuant to clause (a) above, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in said clause.

        9.3. Termination by Price REIT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the adoption and approval by the stockholders of Price REIT referred to in Section 8.1(a), by action of the Board of Directors of Price REIT, (a) in accordance with Section 7.1(b); provided, however, that in order for the termination of this Agreement pursuant to this
Section 9.3(a) to be deemed effective, Price REIT shall have complied with all provisions contained in Section 7.1, including the notice provisions therein, and with applicable requirements, including the payment of all amounts due under
Section 9.5 or (b) if Kimco or any of its directors or officers shall participate in discussions or negotiations in breach of Section 7.2, or (c) if there has been a breach by Kimco or Merger Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Kimco Material Adverse Effect, which breach is not curable by June 29, 1998, or (d) if there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Kimco, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Price REIT to Kimco. Notwithstanding the foregoing, any termination pursuant to Section 9.3(a) shall only be effective if, simultaneously with such termination, all sums that Price REIT is required to pay to Kimco or deposit with the escrow agent pursuant to Section 9.5 have been paid or deposited in immediately available funds.

        9.4. Termination by Kimco. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of Kimco referred to in Section 8.1(a), by action of the Board of Directors of Kimco, (a) in accordance with Section 7.2(b); provided, however, that in order for the termination of this Agreement pursuant to this Section 9.4(a) to be deemed effective, Kimco shall have complied with all provisions contained in Section 7.2, including the notice provisions therein, or (b) if Price REIT or any of its directors or officers shall participate in discussions or negotiations in breach of Section 7.1, or
(c) if there has been a breach by Price REIT of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Price REIT Material Adverse Effect, which breach is not curable by June 29, 1998, (d) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Price REIT, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Kimco to Price REIT or (e) in the event the Kimco Average Closing Price or the closing price of Kimco Common Stock on the date scheduled for the Closing or on either of the two immediately preceding business days is less than $32.00.

        9.5. Certain Fees and Expenses Upon Effect of Termination and Abandonment. (a) If this Agreement shall be terminated (i) pursuant to Section 9.3(a), 9.4(b) or 9.4(d) (to the extent such termination pursuant to Section 9.4(d) results from a material breach by Price REIT of the covenants set forth in Sections

7.3(i)(a), 7.3(i)(c), 7.3(ii) (other than 7.3(ii)(c), 7.3(ii)(j) and 7.3(ii)(m)
as it applies to Sections 7.3(ii)(c) and 7.3(ii)(j)), 7.5, 7.8 or 7.17; provided, that, the Board of Directors of Kimco makes a good faith determination that such breach materially impairs either the ability to consummate the Merger on the terms contemplated herein as of the date hereof or the economic benefit of the Merger to Kimco anticipated at the date hereof), then Price REIT will pay Kimco (provided Price REIT was not entitled to terminate this Agreement pursuant to Section 9.3(c) or 9.3(d) at the time of such termination) a fee equal to the Break-up Fee (as defined below) or (ii) pursuant to Section 9.4(c), 9.4(d) (to the extent such termination pursuant to Section 9.4(d) results from a material breach by Price REIT of any of its covenants in this Agreement other than those enumerated in clause (i) of this Section 9.5(a) to the extent that the Board of Directors of Kimco has made the determination set forth in the first proviso of said clause (i)) or 9.2(b), then Price REIT will pay Kimco (provided Price REIT was not entitled to terminate this Agreement pursuant to Section 9.3(c) or 9.3(d) at the time of such termination) an amount equal to the Break-Up Expenses (as defined below).

        (b) If this Agreement shall be terminated (i) pursuant to Section 9.4(e), then Kimco will pay Price REIT (provided Kimco was not entitled to terminate this Agreement pursuant to Section 9.4(b) or 9.4(c) at the time of such termination) an amount equal to $6,250,000, (ii) pursuant to Section 9.4(a) or 9.3(b), then Kimco will pay to Price REIT (provided Kimco was not entitled to terminate this Agreement pursuant to Section 9.4(c) or 9.4(d) at the time of such termination) a fee equal to the Break-up Fee or (iii) pursuant to Section 9.3(c), 9.3(d) or 9.2(c), then Kimco will pay Price REIT (provided Kimco was not entitled to terminate this Agreement pursuant to Section 9.4(c) or 9.4(d) at the time of such termination) an amount equal to the Break-Up Expenses.

        (c) If the Merger is not consummated (other than due to the termination of this Agreement pursuant to Section 9.1 or 9.2(c) or Kimco's failure to perform its obligations under this Agreement in such a manner so as to entitle Price REIT to terminate this Agreement pursuant to Section 9.3(c) or 9.3(d)) and at the time of the termination of this Agreement a Price REIT Takeover Proposal has been received by Price REIT, and either prior to the termination of this Agreement or within twelve (12) months thereafter Price REIT enters into any written Price REIT Acquisition Agreement which is subsequently consummated (whether or not such Price REIT Acquisition Agreement is related to the Price REIT Takeover Proposal which had been received at the time of the termination of this Agreement), then Price REIT shall pay the Break-Up Fee to Kimco. If the Merger is not consummated (other than due to the termination of this Agreement pursuant to Section 9.1 or 9.2(b) or Price REITs's failure to perform its obligations under this Agreement in such a manner so as to entitle Kimco to terminate this Agreement pursuant to Section 9.4(c) or 9.4(d)) and at the time of the termination of this Agreement a Kimco Takeover Proposal has been received by Kimco, and either prior to the termination of this Agreement or within twelve
(12) months thereafter Kimco enters into any written Kimco Acquisition Agreement which is subsequently consummated (whether or not such Kimco Acquisition Agreement is related to the Kimco Takeover Proposal which had been received at the time of the termination of this Agreement), then Kimco shall pay the Break-Up Fee to Price REIT. Any and all amounts to be paid pursuant to this
Section 9.5, shall be paid, by Price REIT to Kimco or Kimco to Price REIT (as applicable), in immediately available funds within three days of termination (except as otherwise provided in Section 9.3).

        (d) As used in this Agreement, "Break-Up Fee" shall be an amount equal to the lesser of (i) $12,500,000 plus Break-Up Expenses (the "Base Amount") and
(ii) the maximum amount that can be paid to Kimco without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to the party hereto which becomes entitled to the Break-Up Fee (the "Fee Recipient"). Notwithstanding the foregoing, in the event the Fee Recipient receives a letter from outside counsel (the "Break-Up Fee Tax Opinion") indicating that the Fee Recipient has received a ruling from the IRS holding that the Fee Recipient's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements"), the Break-Up Fee shall be an amount equal to the Base Amount. The obligation of the party required to pay the Break-Up Fee to pay any unpaid portion of the Break-Up Fee shall terminate five years from the date of this Agreement. In the event that the Fee Recipient is not able to receive the full Base Amount, the other party shall place the unpaid amount in escrow by wire transfer within three days of termination (except as otherwise provided in Section 9.3) and shall not release any portion thereof to the Fee Recipient unless and until the other party receives either one or a combination of the following: (i) a letter from the Fee Recipient's independent accountants indicating the maximum amount that can be paid at that time to the Fee Recipient without causing the Fee Recipient to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in either of which events the other party shall pay to the Fee Recipient the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above. Each of Price REIT and Kimco agrees to amend this Section 9.5 at the request of the Fee Recipient in order to (x) maximize the portion of the Break-Up Fee that may be distributed to the Fee Recipient hereunder without causing the Fee Recipient to fail to meet the requirements of Sections 856
(c)(2) and (3) of the Code or (y) improve the Fee Recipient's chances of securing a


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



favorable ruling described in this Section 9.5(b), provided that no such amendment may result in any additional cost or expense to the other party. Amounts remaining in escrow after the obligation of a party to pay the Break-Up

Fee terminates shall be released to the party making such escrow deposit.

        (e) The "Break-Up Expenses" payable to Kimco or Price REIT, as the case may be (the "Expenses Recipient"), shall be an amount equal to the lesser of (i) $2,000,000, (ii) the Expenses Recipient's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants and investment bankers' fees and expenses) and (iii) the maximum amount that can be paid to the Expenses Recipient without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Expenses Recipient. Notwithstanding the foregoing, in the event the Expenses Recipient receives a letter from outside counsel (the "Break-Up Fee Tax Opinion") indicating that the Expenses Recipient has received a ruling from the IRS holding that the Expenses Recipient's receipt of the Break-Up Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of the REIT Requirements, the Break-Up Expenses shall be determined without regard to clause (iii) above. The obligation of Kimco or Price REIT, as applicable ("Payor"), to pay any unpaid portion of the Break-Up Expenses shall terminate five years from the date of this Agreement. In the event that the Expenses Recipient is not able to receive the full Break-Up Expenses, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Expenses Recipient unless and until the Payor receives any one or combination of the following: (i) a letter from the Expenses Recipient's independent accountants indicating the maximum amount that can be paid at the time to the Expenses Recipient without causing the Expenses Recipient to fail to meet the REIT Requirements or (ii) a Break-Up Expense Tax Opinion, in either of such events the Payor shall pay to the Expenses Recipient the lesser of the unpaid Break-Up Expenses or the maximum amount stated in the letter referred to in (i) above. Amounts remaining in escrow after the obligation of a party to pay the Break-Up Expenses terminates shall be released to the party making such escrow deposit.

        (f) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section
9.5 and Section 7.12 and except for the provisions of Section 10.3, 10.4, 10.5, 10.6, 10.7, 10.9, 10.10, 10.13, 10.14 and 10.15. In the event either party is required to file suit to seek all or a portion of Break-up Fee and/or Break-up Expenses, and it ultimately succeeds,


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



it shall be entitled to all expenses, including attorneys' fees and expenses, which it has incurred in enforcing its rights hereunder.

        9.6. Extension; Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 10

                               GENERAL PROVISIONS

        10.1. Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger, provided, however, that the agreements contained in Article 4, the last sentence of Section 7.5 and Sections 7.11, 7.13 and 7.14, and this Article 10 shall survive the Merger.

        10.2. Notices. Any notice required to be given hereunder shall be in writing and shall be sent by facsimile transmission (confirmed by any of the methods that follow), courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid) and addressed as follows:

               If to Kimco or Merger Sub:

                      Milton Cooper
                      Kimco Realty Corporation
                      3333 New Hyde Park Road
                      New Hyde Park, NY  11042-0020
                      Facsimile: (516) 869-7117

               With a copy to:

                      Joseph W. Armbrust, Esq.
                      Brown & Wood LLP
                      One World Trade Center
                      New York, NY 10048
                      Facsimile: (212) 839-5599


               If to Price REIT:


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




                      Joseph K. Kornwasser
                      The Price REIT, Inc.

                      145 South Fairfax Avenue
                      Fourth Floor
                      Los Angeles, CA  90036
                      Facsimile: (213) 937-8175

               With a copy to:

                      Kenneth M. Doran, Esq.
                      Gibson, Dunn & Crutcher LLP
                      333 South Grand Avenue
                      Los Angeles, CA 90071
                      Facsimile: (213) 229-7520

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

        10.3. Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 7.13 and 7.14(e) (collectively, the "Third Party Provisions"), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

        10.4. Entire Agreement. This Agreement, the Exhibits, the Price REIT Disclosure Letter and the Kimco Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

        10.5. Confidentiality. (a) Except to the extent that any of the provisions of that certain confidentiality agreement dated December 9, 1997 between Kimco and Price REIT (the "Confidentiality Agreement") are inconsistent with this Agreement, in which case the terms of this Agreement shall govern and supersede such provisions, the parties hereto acknowledge and agree that the Confidentiality


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



Agreement remains in full force and effect and shall survive any termination of this Agreement.

        (b) Each party hereto further agrees that if this Agreement is terminated in accordance with its terms, until June 30, 1998, (1) it will not offer to hire or hire any person currently or formerly employed by the other party with whom such party has had contact prior hereto other than persons whose employment shall have been terminated by such other party prior to the date of such offer to hire or hiring and (2) neither it nor its Affiliates shall, directly or indirectly, (A) (w) solicit, seek or offer to effect or effect, (x) negotiate with or provide any information to the Board of Directors of the other party, any director or officer of the other party or any stockholder of the other party with respect to, (y) make any statement or proposal, whether written or oral, either alone or in concert with others, to the Board of Directors of the other party, any director or officer of the other party or any stockholder of the other party or any other person with respect to, or (z) make any public announcement (except as required by law in respect of actions permitted hereby) or proposal or offer whatsoever (including, but not limited to, any "solicitation" of "proxies" as such terms are defined or used in Regulation 14A of the Exchange Act) with respect to, (i) any form of business combination or similar or other extraordinary transaction involving the other party or any Affiliate thereof, including, without limitation, a merger, tender or exchange offer or liquidation of the other party's assets, (ii) any form of restructuring, recapitalization or similar transaction with respect to the other party or any Affiliate thereof, (iii) any purchase of any securities or assets, or rights or options to acquire any securities or assets (through purchase, exchange, conversion or otherwise), of the other party or any Affiliate thereof,
(iv) any proposal to seek representation on the Board of Directors of the other party or otherwise to seek to control or influence the management, Board of Directors or policies of the other party or any Affiliate thereof, (v) any request or proposal to waive, terminate or amend the provisions of this Section 10.5, or (vi) any proposal or other statement inconsistent with the terms of this Section 10.5 or (B) instigate, encourage, join, act in concert with or assist (including, but not limited to, providing or assisting in any way in the obtaining of financing for, or acting as a joint or co-bidder for the other party with) any third party to do any of the foregoing, unless and until such party has received the prior written invitation or approval of a majority of the Board of Directors of the other party to do any of the foregoing; provided that without such invitation or approval, either party may at any time, on a confidential, non-public basis, submit to the Chief Executive Officer or, if none, the President of the other party a proposal to (I) amend any of the provisions of this Section 10.5(e) or (II) effect a business combination or other extraordinary transaction with the other party providing for the acquisition of all or substantially all of the assets or the securities of the


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



other party, including, without limitation, a merger, tender offer or exchange offer. Each party hereto agrees that it will not agree with any third party not to waive its rights under this Section 10.5.


        10.6. Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Price REIT and Kimco and prior to the filing of the Articles of Merger with the State Department of Assessments and Taxation of Maryland; provided, however, that after any such stockholder approval is obtained, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. The parties agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to (a) continue the status of the parties as REITs or (b) preserve the Merger as a tax-free reorganization under Section 368 of the Code. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        10.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its rules of conflict of laws, except that the validity of the Merger shall be governed by the MGCL. Each of Price REIT and Kimco hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum.

        10.8. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

        10.9. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

        10.10. Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender


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



shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

        10.11. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 10.6, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        10.12. Incorporation. The Price REIT Disclosure Letter, the Confidentiality Agreement and the Kimco Disclosure Letter and all Exhibits attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

        10.13. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        10.14. Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any New York Court, this being in addition to any other remedy to which they are entitled at law or in equity.

        10.15. Definitions. As used in this Agreement: (a) "Subsidiary" when used with respect to any party means any corporation, partnership, limited liability company, joint venture, business trust or other entity, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization; and (b) "knowledge" or "best knowledge" of any person means the actual knowledge of such person or of such person's directors and executive officers after reasonable inquiry.

        IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.



                                                   KIMCO REALTY CORPORATION

ATTEST:


By:/s/ Peter T. Simor                      By:/s/ Milton Cooper
   ----------------------------------         -------------------------------


                                                   REIT SUB, INC.
ATTEST:


By:/s/ Lawrence M. Kronenberg              By:/s/ Joseph K. Kornwasser
   ----------------------------------         -------------------------------

                                                   THE PRICE REIT, INC.

ATTEST:


By:/s/ Lawrence M. Kronenberg              By:/s/ Joseph K. Kornwasser
   ----------------------------------         -------------------------------






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